Filed Pursuant to Rule 424(b)(7)
Registration No. 333-228580

This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 28, 2018

PROSPECTUS SUPPLEMENT

(to Prospectus dated November 28, 2018)

10,000,000 Common Shares

INTELSAT S.A.

(Incorporated in the Grand Duchy of Luxembourg)

The selling shareholders identified in this prospectus supplement are offering 10,000,000 common shares, nominal value $0.01 per share (“common shares”). The underwriters also have an option to purchase up to 1,500,000 additional common shares from the selling shareholders at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement. We will not receive any proceeds from the sale of the common shares by the selling shareholders.

Our common shares are listed on the New York Stock Exchange (the “NYSE”) under the symbol “I.” The last reported closing price of our common shares on the NYSE on November 27, 2018 was $27.93 per share.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$	$
Underwriting discounts and commissions	$	$

Investing in our common shares involves risks. Please carefully consider the “Risk Factors” beginning on page S-12 and the “Risk Factors” in “Item 3. Key Information—D. Risk Factors” of our most recent Annual Report on Form 20-F, as updated by the other reports and documents we file with the SEC that are incorporated by reference in this prospectus supplement.

The underwriters expect to deliver the common shares on or about December     , 2018.

Goldman Sachs & Co. LLC	J.P. Morgan

The date of this prospectus supplement is November     , 2018.

Prospectus Supplement

Prospectus

S-i

Neither we nor the selling shareholders have authorized anyone to provide any information other than that contained in this prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we or the selling shareholders may have referred you. Neither we nor the selling shareholders take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling shareholders have authorized any other person to provide you with different or additional information, and neither we nor the selling shareholders are making an offer to sell or transfer the common shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement is accurate only as of the date on the front cover of this prospectus supplement, regardless of the time of delivery of the prospectus supplement or any sale of the common shares. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus supplement.

For investors outside of the United States, neither we nor the selling shareholders have done anything that would permit this offering or possession or distribution of this prospectus supplement in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus supplement outside of the United States.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document has two parts, a prospectus supplement and an accompanying prospectus. This prospectus supplement and the accompanying prospectus are part of a registration statement on Form F-3 that we filed with the SEC using the SEC’s “shelf” registration process. This prospectus supplement, which describes certain matters relating to us and the specific terms of this offering of common shares, adds to and updates information contained in the accompanying prospectus. Generally, when we refer to this document, we are referring to both parts of this document combined. Both this prospectus supplement and the accompanying prospectus include important information about us, our common shares and other information you should know before investing in our common shares. The accompanying prospectus gives more general information, some of which may not apply to the common shares offered by this prospectus supplement and the accompanying prospectus. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

MARKET AND INDUSTRY DATA

This prospectus supplement and the documents incorporated by reference herein include information with respect to regional and sector share and industry conditions from third-party sources, public filings and based upon our estimates using such sources when available. While we believe that such information and estimates are reasonable and reliable, we have not independently verified the data from third-party sources, including Euroconsult Satellite Communications & Broadcasting Markets Survey, 25th Edition (September 2018), Euroconsult Satellite Communications & Broadcasting Markets Survey, 24th Edition (September 2017), NSR Government & Military Satellite Communications, 15th Edition (October 2018), NSR Government & Military Satellite Communications, 14th Edition (December 2017), NSR Global Satellite Capacity Supply & Demand, 15th Edition (July 2018), NSR Global Satellite Capacity Supply & Demand, 14th Edition (June 2017), NSR Linear TV via Satellite, 9th Edition (March 2017), NSR Wireless Backhaul via Satellite, 12th Edition (March 2018), NSR Wireless Backhaul via Satellite, 11th Edition (March 2017), The World Bank Group, NSR VSAT & Broadband Satellite Markets, 16th Edition (November 2017) and Seradata Spacetrak. Unless otherwise specified, all references contained in this prospectus supplement or the documents incorporated by reference herein to these third-party sources are as of the dates of these sources stated above. Similarly, our internal research is based upon our understanding of industry conditions, and such information has not been verified by independent sources. Specifically, when we refer to the relative size, regions served, number of customers contracted, experience and financial performance of our business as compared to other companies in our sector, our assertions are based upon public filings of other operators and comparisons provided by third-party sources, as outlined above.

Throughout this prospectus supplement, unless otherwise indicated, references to market positions are based on third-party market research. If a regional position or statement as to industry conditions is based on internal research, it is identified as management’s belief. Throughout this prospectus supplement, unless otherwise indicated, statements as to our relative positions as a provider of services to customers and regions are based upon our relative share. For additional information regarding our regional share with respect to our customer sets, services and regions, and the bases upon which we determine our share, see “Item 4B—Business Overview” of our most recent Annual Report on Form 20-F incorporated by reference in this prospectus supplement.

BASIS OF PRESENTATION

Financial Information

This prospectus supplement incorporates by reference audited consolidated financial statements of Intelsat S.A. as of December 31, 2016 and 2017 and for the years ended December 31, 2015, 2016 and 2017, prepared in conformity with accounting principles generally accepted in the United States, or U.S. GAAP.

S-iii

Unless otherwise indicated, all financial information with respect to Intelsat S.A. included or incorporated by reference in this prospectus supplement has been prepared in conformity with U.S. GAAP. Throughout this prospectus supplement, we make reference to EBITDA and Adjusted EBITDA. These are not measures defined by U.S. GAAP and have been defined in “Summary—Summary Historical Financial Information.”

TRADEMARKS

We have proprietary rights to trademarks used in the information incorporated by reference into this prospectus supplement, which are important to our business, many of which are registered under applicable intellectual property laws. Solely for convenience, trademarks and trade names referred to in the information incorporated by reference in this prospectus supplement may appear without the “®” or “TM” symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Each trademark, trade name or service mark of any other company appearing in this prospectus supplement is the property of its respective holder.

NOTICE TO EEA INVESTORS

This prospectus supplement has been prepared on the basis that all offers of common shares will be made pursuant to an exemption under the Prospectus Directive (as defined below), as implemented in Member States of the European Economic Area (“EEA”), from the requirement to produce a prospectus for offers of securities. No offer of common shares which are the subject of the offering contemplated by this prospectus supplement will be made other than to any legal entity which is a qualified investor as defined in the Prospectus Directive. Accordingly, any person making or intending to make any offer within the EEA of common shares, which are the subject of the offering contemplated in this prospectus supplement, should only do so in circumstances in which no obligation arises for us, the selling shareholders or the underwriters to produce a prospectus for such offer. Neither we, the selling shareholders nor the underwriters have authorized, nor do they authorize, the making of any offer of common shares through any financial intermediary, other than offers made by the underwriters, which constitute the final placement of common shares contemplated by this prospectus supplement.

For the purposes of this provision, the expression “offer of common shares to the public” in relation to any common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase or subscribe to the common shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 Prospectus Directive Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 Prospectus Directive Amending Directive” means Directive 2010/73/EU.

This prospectus supplement and any other material in relation to the common shares described herein are only being distributed (i) to and are only directed at persons who are outside the United Kingdom, (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) to high net worth entities and other persons to whom it may lawfully be communicated, falling within Article 49(2) (a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The common shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common shares, as applicable, will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

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IMPORTANT INFORMATION AND CAUTIONARY STATEMENT REGARDING

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated in it by reference contain “forward-looking statements” with respect to our business, results of operations and financial condition, and our expectations or beliefs concerning future events and conditions. You can identify certain forward-looking statements because they contain words such as, but not limited to, “may,” “will,” “ might,” “should,” “expect,” “plan,” “anticipate,” “project,” “believe,” “estimate,” “predict,” “intend,” “potential,” “outlook” and “continue,” and the negative of these terms, and other similar expressions. All forward-looking statements involve risks and uncertainties. Many risks and uncertainties are inherent in our industry and markets. Others are more specific to our business and operations. The occurrence of the events described and the achievement of the expected results depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from the forward-looking statements contained in this prospectus supplement and the documents incorporated in it by reference.

Examples of these forward-looking statements include, but are not limited to, statements regarding the following:

•

our belief that the growing worldwide demand for reliable broadband connectivity everywhere at all times, together with our leadership position in our attractive sector, global scale, efficient operating and financial profile, diversified customer sets and sizeable contracted backlog, provide us with a platform for long-term success;

•

our belief that the new and differentiated capacity of our next generation Intelsat EpicNG satellites will provide inventory to help offset recent trends of pricing pressure in our network services business;

•	our outlook that the increased volume of services provided by our Intelsat EpicNG fleet is expected to stabilize business activity in the network services sector;

•

our expectation that over time incremental demand for capacity to support the new 4K format, also known as ultra-high definition, could compensate for reductions in demand related to use of new compression technologies in our media business;

•

our expectation that our investment in a new generation of ground hardware will simplify access to satellite communications, potentially opening much larger and faster growing sectors than those traditionally served by our industry;

•

our belief that employing a disciplined yield management approach, and focusing our marketing and distribution strategies around our four primary customer sets will drive stability in our core business;

•

our expectation that designing and deploying differentiated managed service offerings in targeted verticals, leveraging the scale, higher performance and better economics of our Intelsat EpicNG fleet will drive revenue growth our ability to efficiently incorporate new technologies into our network to capture growth;

•	our intention to maximize our revenues and returns generated by our assets by developing and managing our capacity in a disciplined and efficient manner;

•	our projection that our government business will benefit from the increasing demands for mobility services from the U.S. government for aeronautical and ground mobile requirements;

•

our intention to leverage our satellite launches and maximize the value of our spectrum rights, including the pursuit of partnerships to optimize new satellite business cases and the exploration of joint-use of certain spectrum with the wireless sector in certain geographies;

•	our expectations as to the potential timing of a final U.S. Federal Communications Commission (“FCC”) ruling with respect to our C-band joint-use proposal;

S-v

•	the trends that we believe will impact our revenue and operating expenses in the future;

•	our intent to consider select acquisitions of complementary businesses or technologies that enhance our product and geographic portfolio;

•

our belief that developing differentiated services and investing in new technology will allow us to unlock opportunities that are essential, but have been slow to develop due to cost and/or technology challenges;

•	the trends that we believe will impact our revenue and operating expenses in the future;

•	our assessments regarding how long satellites that have experienced anomalies in the past should be able to provide service on their transponders;

•	our assessment of the risks of future anomalies occurring on our satellites;

•	our plans for satellite launches in the near-term;

•	our expected capital expenditures, revenue, Adjusted EBITDA and cash taxes in 2018 and during the next several years;

•

our belief that the diversity of our revenue and customer base allows us to recognize trends, capture new growth opportunities, and gain experience that can be transferred to customers in other regions;

•	our belief that the scale of our fleet can reduce the financial impact of any satellite or launch failures and protect against service interruption; and

•	the impact on our financial position or results of operations of pending legal proceedings.

Important factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements are disclosed under “Item 3. Key Information—Risk Factors” of our most recent Annual Report on Form 20-F incorporated by reference in this prospectus supplement, including, without limitation, with respect to our estimated and projected earnings, income, equity, assets, ratios and other estimated financial results, and in our other reports and documents we file with the SEC that are incorporated by reference herein. All forward-looking statements in this prospectus supplement and the documents incorporated in it by reference, and subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Some of the factors that we believe could materially affect our results include, but are not limited to:

•	risks associated with operating our in-orbit satellites;

•	satellite launch failures, satellite launch and construction delays and in-orbit failures or reduced satellite performance;

•

potential changes in the number of companies offering commercial satellite launch services and the number of commercial satellite launch opportunities available in any given time period that could impact our ability to timely schedule future launches and the prices we pay for such launches;

•

our ability to obtain new satellite insurance policies with financially viable insurance carriers on commercially reasonable terms or at all, as well as the ability of our insurance carriers to fulfill their obligations;

•	possible future losses on satellites that are not adequately covered by insurance;

•	U.S. and other government regulation;

•	changes in our contracted backlog or expected contracted backlog for future services;

•	pricing pressure and overcapacity in the markets in which we compete;

•	our ability to access capital markets for debt or equity;

•	the competitive environment in which we operate;

S-vi

•	customer defaults on their obligations to us;

•	our international operations and other uncertainties associated with doing business internationally;

•	litigation; and

•

the other factors presented under “Item 3. Key Information—Risk Factors” of our most recent Annual Report on Form 20-F incorporated by reference in this prospectus supplement, as updated by the other reports and documents we file with the SEC that are incorporated by reference herein.

We caution you that the foregoing list may not contain all of the factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus supplement and the documents incorporated in it by reference may not in fact occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

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SUMMARY

The following summary highlights certain information contained elsewhere in this prospectus supplement and is qualified in its entirety by the more detailed information and consolidated financial statements incorporated by reference or included elsewhere in this prospectus supplement. Because this is a summary, it may not contain all of the information that is important to you in making a decision to invest in our common shares. Before making an investment decision, you should carefully read the entire prospectus supplement, including the “Risk Factors” and “Important Information and Cautionary Statement Regarding Forward-Looking Statements” sections, and our consolidated financial statements incorporated by reference or included in this prospectus supplement.

The Company

Overview

We operate one of the world’s largest satellite services businesses, providing a critical layer in the global communications infrastructure.

We provide diversified communications services to the world’s leading media companies, fixed and wireless telecommunications operators, data networking service providers for enterprise and mobile applications in the air and on the seas, multinational corporations and internet service providers. We are also the leading provider of commercial satellite capacity to the U.S. government and other select military organizations and their contractors.

Our network solutions are a critical component of our customers’ infrastructures and business models. Generally, our customers need the specialized connectivity that satellites provide so long as they are in business or pursuing their mission. In recent years, mobility services providers have contracted for services on our fleet that support broadband connections for passengers on commercial flights and cruise ships, connectivity that in some cases is only available through our network. In addition, our satellite neighborhoods provide our media customers with efficient and reliable broadcast distribution that maximizes audience reach, a technical and economic benefit that is difficult for terrestrial services to match. In developing regions, our satellite solutions often provide higher reliability than is available from local terrestrial telecommunications services and allow our customers to reach geographies that they would otherwise be unable to serve.

In the future, we expect our Globalized Network to be an integral part of machine-to-machine networks, especially those requiring massive software updates best delivered via broadcast, such as networks connecting cars and other vehicles. As we invest in new constellations, such as our Intelsat EpicNG high-throughput satellite platform and low earth orbit satellites, and new ground technologies, such as electronic antennas, we are creating a portfolio of solutions that will be interoperable with other telecommunications technologies and seamlessly integrated with other telecommunications solutions to address the immense connectivity requirements of a fully-connected and converged landscape.

We hold the largest collection of rights to well-placed orbital slots in the most valuable C- and Ku-band spectrums. From these locations, our satellites are able to offer services in the established regions historically using the most satellite capacity, as well as the higher growth emerging regions, where approximately 54% of our capacity is currently focused.

We believe our global scale, Globalized Network, leadership position and valuable customer relationships enable us to benefit from growing demand for reliable broadband connectivity, resulting from trends such as:

•	Global distribution of television entertainment and news programming to fixed and mobile devices;

•

Completion and extension of international, national and regional data networks, fixed and wireless, notably in emerging regions, and the upgrade of those networks to 3G/4G/5G as content is increasingly consumed on mobile devices;

•	Universal access to broadband connectivity through fixed and mobile networks for consumers, corporations, government and other organizations;

•	Increasing deployment of in-flight and on-board broadband access for consumer and business applications in the commercial, private flight and maritime sectors;

•	Requirements for cost-efficient space-based network solutions for fixed and mobile government and military applications; and

•	Global demand for services which enable connected devices, such as machine-to-machine communications and the Internet of Things (“IoT”), particularly with respect to connected car applications.

We believe that we have the largest, most reliable and most technologically advanced commercial communications network in the world. Our global communications system features a fleet of approximately 50 geosynchronous satellites that covers more than 99% of the world’s populated regions. Our satellites primarily provide services in the C- and Ku-band frequencies, which form the largest part of the FSS sector.

Our next generation high-throughput satellites, known as Intelsat EpicNG, are designed specifically to reduce cost of service by optimizing performance and efficiency to the user. Our goal is to transform our network as we incorporate these next generation technologies. In the third quarter of 2018, we achieved a major milestone toward this goal with the successful launch of the Horizons 3e satellite, the final satellite required to complete our global high-throughput Intelsat EpicNG fleet deployment. With our high-performance satellite network in place, we are providing differentiated satellite services to our customers in key applications.

We expect we will be able to provide commercial customers with services that allow them to innovate and develop new high bandwidth applications, in turn transforming their businesses and expanding the territories that they can profitably serve. Our new fleet is designed to commercial-grade standards. This allows us to offer committed information rates for our service provider customers, as compared to satellite networks designed primarily to provide consumer “best effort”-grade services.

Our satellite capacity is complemented by our suite of IntelsatOne® managed services, including our Internet Protocol/Multiprotocol Label Switching terrestrial network comprised of leased fiber optic cable, access to Internet points of presence (“PoPs”), multiplexed video and data platforms and owned and operated teleports, and a growing network of partner teleports. We continue to expand upon our managed services platforms, which enable new application adoption and accelerate customer utilization. In the third quarter of 2018, we introduced Intelsat FlexExecSM, a managed service designed to address the business jet segment for in-flight connectivity, and expanded our distribution networks, adding important partners to market our air and maritime services. Our satellite-based network solutions offer distinct technical and economic benefits to our target customers and provide a number of advantages over terrestrial communications systems, including the following:

•	Fast, scalable, secure and high performance infrastructure deployments;

•	Superior end-to-end network availability as compared to the availability of terrestrial networks, due to fewer potential points of failure;

•	Highly reliable bandwidth and consistent application performance, as satellite beams effectively blanket service regions;

•	Ability to extend beyond terrestrial network end points or to provide an alternative path to terrestrial infrastructure;

•	Efficient content distribution through the ability to broadcast high quality signals from a single location to many locations simultaneously;

•	Maximizing potential distribution of television programming, video neighborhoods, or capacity at orbital locations with a large number of consumer dishes or cable headend dishes pointed to them; and

•	Rapidly deployable communications infrastructure for disaster recovery.

We believe that our hybrid satellite-terrestrial network, combined with the world’s largest collection of fixed-satellite service (“FSS”) spectrum rights, is a unique and valuable asset.

Our network architecture is flexible and, coupled with our global scale, provides strong capital and operating efficiency. In certain circumstances we are able to re-deploy capacity, moving satellites or repositioning beams to capture demand. In 2017, we launched three of our next generation Intelsat EpicNG satellites. Two of the three satellites were placed into service in 2017: Intelsat 32e and Intelsat 35e. The third, Intelsat 37e, was placed into service in the first quarter of 2018. In addition, in the third quarter of 2018, we successfully launched two additional next generation satellites: Intelsat 38, a customized K-band payload positioned on a third-party satellite, and Horizons 3e, the first Intelsat EpicNG satellite to feature a multiport amplifier that enables power portability across all Ku-band spot beams. Both of these satellites are expected to enter into service in the first quarter of 2019. Our technology has utility across a number of requirements with minimal customization to address diverse applications.

We have a reputation for operational and engineering excellence, built on our experience of over 50 years in the communications sector. Our network delivered 99.995% network availability on all satellites to our customers in 2017. We operate our global network from a fully-integrated, centralized satellite operations facility, with regional sales and marketing offices located close to our customers. The operational flexibility of our network is an important element of our differentiation and our ability to grow.

As of September 30, 2018, our contracted backlog, which is our expected future revenue under existing customer contracts, was approximately $8.4 billion after the adoption of Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 606 and $7.3 billion excluding the impact of the adoption of ASC 606, roughly four times our revenue for 2017. For the year ended December 31, 2017, the three months ended September 30, 2018 and the last twelve months ended September 30, 2018, excluding the impact of ASC 606 adoption, we generated revenue of $2.1 billion, $511.9 million and $2.1 billion, respectively, and net loss attributable to Intelsat S.A. of $178.7 million, $333.9 million and $531.6 million, respectively. Our Adjusted EBITDA, which consists of EBITDA (as defined below) as adjusted to exclude or include certain unusual items, certain other operating expense items and certain other adjustments, excluding the impact of ASC 606, was $1.7 billion, or 77% of revenue, $390.0 million, or 76% of revenue, and $1.6 billion, or 76% of revenue, for the year ended December 31, 2017, the three months ended September 30, 2018, and the last twelve months ended September 30, 2018, respectively.

In recent years, the satellite sector encountered pricing pressure in certain regions and applications, which affected our business. In addition, older point-to-point and trunking services have renewed at a much lower rate than our other services, pressuring revenue, and non-renewing services have been replaced with higher volume, but lower priced high-throughput satellite services. In recent quarters, the rate of decline has significantly diminished, resulting in a relatively stable overall pricing environment. Overall, we believe we benefit from a number of characteristics that allow us to effectively manage our business despite these competitive and geo-economic pressures:

•	Significant long-term contracted backlog, providing a foundation for predictable revenue streams;

•

The entry into service of our next generation Intelsat EpicNG platform. Our Intelsat EpicNG platform was designed to support new services representing $4.3 billion of potential incremental growth by 2022 from expanded enterprise, wireless infrastructure, mobility, IoT and government applications;

•	High operating leverage, which has allowed us to generate an average Adjusted EBITDA margin of 77% in the past three years; and

•	A stable, efficient and sustainable tax profile for our global business.

We believe that our leadership position in our attractive sector, global scale, efficient operating and financial profile, diversified customer sets and sizeable contracted backlog, together with the growing worldwide demand for reliable broadband connectivity everywhere at all times, provide us with a platform for long-term success.

Recent Developments

October 2018 Intelsat Jackson Holdings S.A. Senior Notes Offering and Redemption

In October 2018, Intelsat Jackson Holdings S.A. (“Intelsat Jackson”) completed an add-on offering of $700 million aggregate principal amount of its 8.5% Senior Notes due 2024. The net proceeds from the add-on offering, together with cash on hand, were used to repurchase and redeem all of the remaining approximately $708.7 million aggregate principal amount of outstanding Intelsat Jackson 7.5% Senior Notes due 2021 in October 2018 that were not earlier repurchased or redeemed, and to pay related fees and expenses. In connection with the repurchases and redemptions completed in October 2018, we expect to recognize a loss on extinguishment of debt of approximately $16 million, consisting of the difference between the carrying value of the debt and the total cash amount paid (including related fees and expenses), together with a write-off of unamortized debt issuance costs.

Credit Agreement Amendment No. 6

On November 8, 2018, Intelsat Jackson entered into Amendment No. 6 (the “Amendment No. 6”), among Intelsat Jackson, Intelsat Connect Finance S.A., the subsidiary guarantors party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent, amending its senior secured Credit Agreement, dated as of January 12, 2011 (as amended, restated, supplemented or otherwise modified from time to time the “Credit Agreement”). The Amendment No. 6 makes certain amendments to the covenants of the Credit Agreement, including but not limited to (a) removing of the interest expense coverage ratio financial covenant, (b) amending the restricted payments and investment covenants to permit Intelsat Jackson to distribute funds to certain parent entities to allow them to make scheduled interest payments on, and repay principal at maturity of, existing indebtedness, and (c) amending the lien and asset sale covenants in connection with potential agreements not to use portions of C-band spectrum.

Formation of the C-Band Alliance

On October 1, 2018, the four satellite operators providing C-band services in the continental U.S., Intelsat, SES, Eutelsat and Telesat, announced the formation of the C-Band Alliance. The C-Band Alliance, or “CBA,” is designed to act as a facilitator as described in the U.S. Federal Communications Commission (“FCC”) proceeding featuring the companies’ market-based proposal to clear a portion of C-band spectrum in an effort to support accelerated 5G deployment and innovation in the U.S.

The formation of the CBA signifies that the continental U.S. C-band satellite operators are in agreement on the technical and operational steps necessary to clear spectrum over the course of the next 18 to 36 months, while still protecting the valuable existing satellite-based services that we will continue to deliver to our customers well into the future.

On October 22, 2018, the CBA increased to 200 MHz, inclusive of a 20 MHz guard band, its proposal to clear a portion of the C-band spectrum in the 3.7-4.2 GHz range currently assigned to fixed satellite services operators in the United States. The increase in the clearing proposal is dependent upon its adoption by the FCC in all material respects and the receipt of sufficient demand from the wireless sector.

On October 29, 2018, Intelsat, working with other companies and organizations, filed comments to the FCC Notice of Proposed Rulemaking (“NPRM”) proceeding under GN Docket No. 18-122.

We intend to continue to work constructively with the FCC, our customers and other stakeholders. The CBA will work to demonstrate our ability to efficiently implement our market-based proposal, protecting the C-band services environment from disruptive interference while clearing spectrum in the U.S. to accelerate the era of 5G.

We believe that it is possible the FCC may issue its final order in early to mid-2019. However, we can provide no assurance as to the likelihood of the FCC’s acceptance of the various facets of our proposal, the timing of negotiation or entry into any market transactions, or the timing of a final ruling.

Updates to Market Opportunity

We continually update our views of the applications and regions served by our networks, in part based upon published reports by sector analysts, including NSR and EuroConsult.

According to Euroconsult’s 2018—Satellite Communications & Broadcasting Market Survey, 25th Edition, published September 2018, overall FSS transponder service revenue, excluding services for consumer broadband, is expected to grow from $10.3 billion to $12.0 billion over the period from 2017 to 2022, an overall compound annual growth rate (“CAGR”) of 3.3%. This same report forecasts more than 2,000 new standard, high and ultra-high definition television channels will be launched globally over the next five years, growing from 42,205 channels in 2017 to 44, 434 channels in 2022.

According to the NSR Global Satellite Capacity Supply & Demand, 15th Edition, published July 2018, the annual revenue from wholesale satellite-based mobility services is expected to grow from $716 million to $2,245 million over the period from 2017 to 2022, a CAGR of 25.7%. This includes revenue from broadband aeronautical services, which is expected to grow from $150 million to $991 million over the period from 2017 to 2022, a CAGR of 45.9%.

According to the NSR Wireless Backhaul via Satellite, 12th Edition, published March 2018, annual revenue from satellite-based cellular backhaul services is expected to grow from $751 million to $1,876 million over the period from 2017 to 2022, a CAGR of 20.1%.

The NSR VSAT & Broadband Satellite Markets, 16th Edition, issued November 2017, forecasts annual revenue from fixed enterprise very small aperture terminal demand to grow from $2,729 million to $3,727 million over the period from 2017 to 2022, a CAGR of 6.4%.

The NSR Government & Military Satellite Communications, 15th Edition, published October 2018, indicates that annual revenue from satellite-based services for land-mobile, aero, maritime and general leasing is expected to grow from $733 million to $985 million over the period from 2017 to 2022, a CAGR of 6.1%.

Corporate Information

We are incorporated as a public limited liability company (société anonyme) under the laws of the Grand-Duchy of Luxembourg on July 8, 2011. The business address of Intelsat S.A. is 4, rue Albert Borschette, L-1246, Luxembourg, and our telephone number is +352 27 84 1600. We are registered with the Luxembourg Registre de Commerce et des Sociétés under number B162135. The address for our agent for service of process in the United States is Michelle Bryan, 7900 Tysons One Place, McLean, Virginia 22102, telephone number (703) 559-6800.

Risk Factors

Investing in the common shares involves substantial risk. You should carefully consider all of the information in this prospectus supplement, including the information incorporated by reference herein. In particular, for a discussion of some specific factors you should consider before buying the common shares, see “Risk Factors.”

THIS OFFERING

Common shares offered by the selling shareholders	10,000,000 common shares (or 11,500,000 common shares if the underwriters exercise in full their option to purchase additional common shares)

Common shares to be outstanding immediately after this offering	138,018,015 common shares

Offering price	$ per common share.

Voting rights	Our common shares have one vote per share.

Listing	Our common shares are listed on the New York Stock Exchange under the symbol “I.” The common shares offered hereby will be listed on the NYSE.

Option to purchase additional shares	The underwriters have an option to purchase up to 1,500,000 additional common shares from the selling shareholders at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover overallotments, if any.

Use of proceeds	We will not receive any proceeds from the sale of common shares by the selling shareholders.

Dividend policy	N/A

Tax considerations	See “Tax Considerations,” beginning on page S-24.

Risk Factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement for a discussion of factors you should consider before deciding to invest in our common shares.

SUMMARY HISTORICAL FINANCIAL INFORMATION

The following table sets forth the summary historical consolidated financial data for Intelsat for the periods and as of the dates indicated. The following information is only a summary and should be read in conjunction with “Operating and Financial Review and Prospects” and our audited consolidated financial statements and the notes thereto included in the Annual Report on Form 20-F incorporated by reference in this prospectus supplement, and our unaudited consolidated financial statements and the notes thereto included in our Quarterly Reports filed on Form 6-K and incorporated by reference in this prospectus supplement.

The summary historical consolidated statement of operations data and cash flow data for the years ended December 31, 2015, 2016, and 2017, and the summary consolidated balance sheet data as of December 31, 2016 and 2017, have been derived from audited consolidated financial statements, which have been prepared in accordance with U.S. GAAP, and are included in the Annual Report on Form 20-F incorporated by reference in this prospectus supplement. The summary consolidated statement of operations data and cash flow data for the nine months ended September 30, 2017 and 2018, and the summary consolidated balance sheet data as of September 30, 2018, have been derived from unaudited condensed consolidated financial statements, which have been prepared in accordance with U.S. GAAP, and are included in our Quarterly Reports filed on Form 6-K and incorporated by reference in this prospectus supplement. The summary consolidated balance sheet data as of December 31, 2015 has been derived from audited consolidated financial statements, which have been prepared in accordance with U.S. GAAP and which are not included or incorporated by reference in this prospectus supplement.

	Year Ended December 31,			Nine Months Ended September 30,
	2015	2016	2017	2017	2018
	(in thousands, except number of satellites)
Consolidated Statement of Operations Data:
Revenue	$2,352,521	$2,188,047	$2,148,612	$1,610,472	$1,618,418
Operating expenses:
Direct costs of revenue (excluding depreciation and amortization)	328,501	341,147	322,216	243,511	242,357
Selling, general and administrative	199,412	231,397	204,015	153,442	153,051
Impairment of goodwill and other intangibles	4,165,400	—	—	—	—
Depreciation and amortization	687,729	694,891	707,824	535,384	513,514

Total operating expenses	5,381,042	1,267,435	1,234,055	932,337	908,922

Income (loss) from operations	(3,028,521)	920,612	914,557	678,135	709,496
Interest expense, net	890,279	938,501	1,020,770	756,180	885,381
Gain (loss) on early extinguishment of debt	7,061	1,030,092	(4,109)	(4,109)	(181,907)
Other (expense) income, net	(6,201)	(2,105)	6,638	6,421	2,380

Income (loss) before income taxes	(3,917,940)	1,010,098	(103,684)	(75,733)	(355,412)
Provision for income taxes	1,513	15,986	71,130	10,125	129,919

Net income (loss)	(3,919,453)	994,112	(174,814)	(85,858)	(485,331)
Net income attributable to noncontrolling interest	(3,934)	(3,915)	(3,914)	(2,919)	(2,929)

Net income (loss) attributable to Intelsat	(3,923,387)	990,197	(178,728)	(88,777)	(488,260)

Cumulative preferred dividends	(9,919)	—	—	—	—

Net income (loss) attributable to common shareholders	$(3,933,306)	$990,197	$(178,728)	$(88,777)	$(488,260)

	Year Ended December 31,			Nine Months Ended September 30,
	2015	2016	2017	2017	2018
	(in thousands, except number of satellites)
Consolidated Cash Flow Data:
Net cash provided by operating activities	$910,031	$683,506	$464,230	$442,103	$174,214
Net cash used in investing activities	(749,354)	(730,589)	(468,297)	(415,126)	(217,461)
Net cash provided by (used in) financing activities	(102,986)	541,596	(137,858)	(96,492)	188,063
Other Data:
Payments for satellites and other property and equipment (including capitalized interest)	$724,362	$714,570	$461,627	$404,122	$175,977
Other payments for satellites	—	18,333	35,396	35,396	—
Backlog (at period end)	$9,375,096	$8,661,714	$7,834,077	$7,890,802	$8,373,896
Number of satellites (at period end)	49	48	49	49	50
Cash interest expense(1)	$894,465	$870,370	$915,627	$631,676	$857,926
EBITDA(2)	$(2,346,993)	$1,613,398	$1,629,019	$1,219,940	$1,225,390
EBITDA excluding ASC 606 adoption effect(3)	$(2,346,993)	$1,613,398	$1,629,019	$1,219,940	$1,147,610
Adjusted EBITDA(2)	$1,854,519	$1,650,670	$1,664,603	$1,248,205	$1,250,573
Adjusted EBITDA excluding ASC 606 adoption effect(3)	$1,854,519	$1,650,670	$1,664,603	$1,248,205	$1,172,793

	As of December 31,			As of September 30,
	2015	2016	2017	2018
	(in thousands)
Consolidated Balance Sheet Data (at period end):
Cash and cash equivalents, net of restricted cash	$171,541	$666,024	$525,215	$660,800
Satellites and other property and equipment, net	5,988,317	6,185,842	5,923,619	5,608,809
Total assets	12,253,590	12,942,009	12,610,036	12,514,323
Total debt	14,611,379	14,198,084	14,208,658	14,270,498
Intelsat S.A. shareholders’ deficit	(4,649,565)	(3,634,145)	(3,807,870)	(3,991,235)

(1)

Cash interest expense excludes (i) amortization of debt issuance costs and (ii) amortization of the unamortized discount and premium on certain of Intelsat Jackson’s senior notes and credit facilities.

(2)

EBITDA consists of earnings before net interest, loss (gain) on early extinguishment of debt, taxes and depreciation and amortization. Given our high level of leverage, refinancing activities are a frequent part of our efforts to manage our costs of borrowing. Accordingly, we consider loss (gain) on early extinguishment of debt an element of interest expense. EBITDA is a measure commonly used in the FSS sector, and we present EBITDA to enhance the understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA is not a measure of financial performance under U.S. GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. EBITDA should not be considered as an alternative to operating income (loss) or net income (loss) determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

In addition to EBITDA, we calculate a measure called Adjusted EBITDA to assess the operating performance of Intelsat S.A. Adjusted EBITDA consists of EBITDA of Intelsat S.A. as adjusted to exclude or include certain unusual items, certain other operating expense items and certain other adjustments as described in the table and related footnotes below. Our management believes that the presentation of Adjusted EBITDA provides useful information to investors, lenders and financial analysts regarding our financial condition and results of operations because it permits clearer comparability of our operating performance between periods. By excluding the potential volatility related to the timing and extent of non-operating activities, such as impairments of asset value and other non-recurring items, our management believes that Adjusted EBITDA provides a useful means of evaluating the success of our operating activities. We also use Adjusted EBITDA, together with other appropriate metrics, to set goals for and measure the operating performance of our business, and it is one of the principal measures we use to evaluate our management’s performance in determining compensation under our incentive compensation plans. Adjusted EBITDA measures have been used historically by investors, lenders and financial analysts to estimate the value of a company, to make informed investment decisions and to evaluate performance. Our management believes that the inclusion of Adjusted EBITDA facilitates comparison of our results with those of companies having different capital structures. Adjusted EBITDA is not a measure of financial performance under U.S. GAAP and may not be comparable to similarly titled measures of other companies. Adjusted EBITDA should not be considered as an alternative to operating income (loss) or net income (loss) determined in accordance with U.S. GAAP, as an indicator of our operating performance, as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

(3)	In the first quarter of 2018, Intelsat adopted the provisions of the Financial Accounting Standards Board ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”).

A reconciliation of net income (loss) to EBITDA and EBITDA to Adjusted EBITDA is as follows (in thousands):

	Year Ended December 31,			Nine Months Ended September 30,
	2015	2016	2017	2017	2018
Net income (loss)	$(3,919,453)	$994,112	$(174,814)	$(85,858)	$(485,331)
Add (Subtract):
Interest expense, net	890,279	938,501	1,020,770	756,180	885,381
Loss (gain) on early extinguishment of debt	(7,061)	(1,030,092)	4,109	4,109	181,907
Provision for income taxes	1,513	15,986	71,130	10,125	129,919
Depreciation and amortization	687,729	694,891	707,824	535,384	513,514

EBITDA	$(2,346,993)	$1,613,398	$1,629,019	$1,219,940	$1,225,390

Effect of ASC 606 adoption(a)	$—	$—	$—	$—	$(77,780)

EBITDA excluding ASC 606 adoption effect(a)	$(2,346,993)	$1,613,398	$1,629,019	$1,219,940	$1,147,610

	Year Ended December 31,			Nine Months Ended September 30,
	2015	2016	2017	2017	2018
Add (Subtract):
Compensation and benefits(b)	26,235	23,222	15,995	13,848	4,643
Non-recurring and other non-cash items(c)	9,877	14,050	19,589	14,417	20,540
Impairment of goodwill and other intangibles(d)	4,165,400	—	—	—	—

Adjusted EBITDA	$1,854,519	$1,650,670	$1,664,603	$1,248,205	$1,250,573

Effect of ASC 606 adoption(a)	$—	$—	$—	$—	$(77,780)

Adjusted EBITDA excluding ASC 606 adoption effect(a)	$1,854,519	$1,650,670	$1,664,603	$1,248,205	$1,172,793

(a)

In the first quarter of 2018, Intelsat adopted ASC 606 under the modified retrospective method. Accordingly, the comparative information for periods prior to January 1, 2018 has not been recasted and continues to be reported under the accounting standards in effect for those periods.

(b)	Reflects non-cash expenses incurred relating to our equity compensation plans and a portion of the expenses related to our defined benefit retirement plan and other postretirement benefits.
(c)

Reflects certain non-recurring gains and losses and non-cash items, including the following: costs associated with development activities; professional fees primarily related to our liability and tax management initiatives; professional fees associated with the OneWeb/SoftBank transactions and costs associated with our C-band spectrum solution proposal; non-cash expense related to the recognition of expense on a straight-line basis for certain office space leases in 2015; severance, retention and relocation payments; expenses associated with the relocation of our government business subsidiary to our U.S. administrative headquarters facility in 2015; and other various non-recurring expenses. These costs were partially offset by non-cash income related to the recognition of deferred revenue on a straight-line basis for certain prepaid capacity service contracts.

(d)

Reflects a non-cash goodwill and other intangibles impairment charge due to our annual impairment test which indicated that both our goodwill and our non-amortizable intangible trade name asset exceeded their estimated fair value.

RISK FACTORS

An investment in our common shares involves a high degree of risk. Before making an investment in our common shares, you should carefully consider the risks below and all of the information included or incorporated by reference into this prospectus supplement, including the risks described under the heading “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2017, filed with the SEC on February 26, 2018, as updated by the other reports and documents we file with the SEC that are incorporated by reference herein. Please see the sections of this prospectus supplement entitled “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference.” The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations. The order in which the risks are presented does not necessarily reflect the likelihood of their occurrence or the magnitude of their potential impact on our business, financial condition, results of operations and prospects or on the value of our common shares. When we offer and sell any common shares pursuant to a prospectus supplement, we may include additional risk factors relevant to such common shares in the prospectus supplement.

Risks Related to an Investment in our Common Shares

We are a holding company and our primary source of cash is and will be distributions from our subsidiaries.

We are a holding company with limited business operations of our own. Our main asset is the capital stock of our subsidiaries. We conduct substantially all of our business operations through our direct and indirect subsidiaries. Accordingly, our primary sources of cash are dividends and other distributions with respect to our ownership interests in our subsidiaries that are derived from the earnings and cash flow generated by our operating properties. Our subsidiaries might not generate sufficient earnings and cash flow to pay dividends or other distributions in the future. Our subsidiaries’ payments to us will be contingent upon their earnings and upon other business considerations. In addition, our subsidiaries’ debt instruments and other agreements limit or prohibit certain payments of dividends or other distributions to us. Furthermore, pursuant to Luxembourg law, up to 5% of any net profits generated by us or our Luxembourg subsidiaries, respectively, must be allocated to a legal reserve that is not available for distribution until such legal reserve is at least equal to 10% of the relevant company’s issued share capital.

We are a Luxembourg joint stock company (société anonyme) and it may be difficult for you to obtain or enforce judgments against us or our executive officers and directors in the United States.

We are organized under the laws of Luxembourg. Most of our assets are located outside the United States. Furthermore, certain of our directors and officers named in this prospectus reside outside the United States, and certain of their assets may be located outside the United States. As a result, you may find it difficult to effect service of process within the United States upon these persons or to enforce outside the United States judgments obtained against us or these persons in U.S. courts, including judgments in actions predicated upon the civil liability or other provisions of the U.S. federal securities laws. Likewise, it may also be difficult for you to enforce in U.S. courts judgments obtained against us or these persons in courts located in jurisdictions outside the United States, including actions predicated upon the civil liability or other provisions of the U.S. federal securities laws. It may also be difficult for an investor to bring an action in a Luxembourg court predicated upon the civil liability or other provisions of the U.S. federal securities laws against us or these persons. Luxembourg law, furthermore, recognizes a shareholder’s right to bring a derivative action on behalf of the company only in limited circumstances and subject to certain conditions.

As there is no treaty in force on the reciprocal recognition and enforcement of judgments in civil and commercial matters between the United States and Luxembourg, courts in Luxembourg will not automatically recognize and enforce a final judgment rendered by a U.S. court. The enforceability in Luxembourg courts of judgments entered by U.S. courts will be subject prior to any enforcement in Luxembourg to the procedure and the conditions set forth in the Luxembourg New Code of Civil Procedure (Nouveau Code de Procédure Civile) and Luxembourg case-law, which may evolve:

•

the U.S. court awarding the judgment has jurisdiction to hear and adjudicate the respective matter under its applicable laws, and such jurisdiction is recognized by Luxembourg international private law and local law;

•	the judgment is final and duly enforceable (executoire) in the jurisdiction where the decision is rendered;

•	the U.S. court has applied the substantive law as designated by the Luxembourg conflict of laws rules;

•	the U.S. court acted in accordance with its own procedural laws;

•

the judgment was granted in compliance with the rights of the defendant in particular, following proceedings where the counterparty had the opportunity to appear, and if it appeared, to present a defense; and

•

the judgment does not contravene international public policy rules as understood under the laws of Luxembourg and has not been given in proceedings of a criminal, penal or tax nature or rendered subsequent to an evasion of Luxembourg law (fraude à la loi).

Under our Consolidated Articles of Incorporation (the “Articles”), we indemnify and hold our directors and officers harmless against all claims and suits brought against them, subject to limited exceptions. We may further purchase and maintain insurance or furnish similar protection or make other arrangements, including, but not limited to, providing a trust fund, letter of credit or surety bond on behalf of our directors or officers against any liability asserted against them or incurred by or on behalf of them in their capacity as a director or officer. To the extent allowed or required by law, the rights and obligations among or between us, any of our current or former directors, officers and company employees and any current or former shareholder will generally be governed exclusively by the laws of Luxembourg and subject to the jurisdiction of the Luxembourg courts, unless such rights or obligations do not relate to or arise out of their capacities as such. Based thereon, the enforcement of judgments obtained outside Luxembourg may be more difficult to enforce against our assets in Luxembourg or jurisdictions that would apply Luxembourg law.

You may have more difficulty protecting your interests than you would as a shareholder of a U.S. corporation.

Our corporate affairs are governed by the Articles and by the laws governing joint stock companies organized under the laws of Luxembourg as well as such other applicable local law, rules and regulations. The rights of our shareholders and the responsibilities of our directors and officers under Luxembourg law are different from those applicable to a corporation incorporated in the United States. For additional information, see “Comparison of Certain Shareholder Rights” in the accompanying prospectus. There may be less publicly available information about us than is regularly published by or about U.S. issuers. Also, Luxembourg regulations governing the securities of Luxembourg companies may not be as extensive as those in effect in the United States, and Luxembourg law and regulations in respect of corporate governance matters may not be as protective of minority shareholders as state corporation laws in the United States. Therefore, you may have more difficulty protecting your interests in connection with actions taken by us, our directors and officers or our principal shareholders than you would as a shareholder of a corporation incorporated in the United States.

You may not be able to participate in equity offerings, and you may not receive any value for rights that we may grant.

Pursuant to Luxembourg corporate law, existing shareholders are generally entitled to pre-emptive subscription rights in the event of capital increases and issues of shares of any class against cash contributions. However, under the Articles, the board of directors has been authorized to waive, limit or suppress such pre-emptive subscription rights until the fifth anniversary of the publication of the authorization granted to the board in respect of such waiver by the general meeting of shareholders. Our board of directors has adopted such limitations.

Our Sponsors own a significant amount of our common shares and may have conflicts of interest with us in the future.

Immediately following the consummation of this offering, BC Partners, Silver Lake and their affiliates (the “Sponsors”) are expected to hold in the aggregate approximately 49.3% of our common shares, assuming no exercise of the underwriters’ option to purchase additional shares. By virtue of their share ownership, the Sponsors may be able to influence decisions to enter into any corporate transaction or other matter that requires the approval of shareholders. Additionally, the Sponsors are in the business of making investments in companies and, although they do not currently hold interests in any business that competes directly or indirectly with us, may from time to time acquire and hold interests in businesses that compete with us. The Sponsors may also pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us.

As a foreign private issuer and as a “controlled company” within the meaning of the NYSE’s corporate governance rules, we are currently permitted to, and we will, rely on exemptions from certain NYSE corporate governance standards, including the requirement that a majority of our board of directors consist of independent directors. This may afford less protection to our shareholders.

The NYSE’s rules require listed companies to have, among other things, a majority of their board members be independent and to have independent director oversight of executive compensation, nomination of directors and corporate governance matters. As a foreign private issuer, we are currently permitted to, and we will, follow home country practice in lieu of the above requirements. Luxembourg law, the law of our home country, does not require that a majority of our board consist of independent directors or the implementation of a compensation committee or nominating and corporate governance committee, and our board may thus not include, or include fewer, independent directors than would be required if we were subject to the NYSE rules applicable to most U.S. companies. As long as we rely on the foreign private issuer exemption to the NYSE rules, a majority of our board of directors is not required to consist of independent directors, our compensation committee is not required to be comprised entirely of independent directors and we will not be required to have a nominating and corporate governance committee. Therefore, our board’s approach may be different from that of a board with a majority of independent directors, and as a result, the management oversight of our company may be more limited than if we were subject to the NYSE rules applicable to most U.S. companies.

In addition, we are currently a “controlled company” within the meaning of the NYSE’s corporate governance rules. A “controlled company” is a company of which more than 50% of the voting power is held by an individual, group or another company. As a controlled company, we may elect not to comply with certain NYSE corporate governance rules that would otherwise require our board of directors to have a majority of independent directors or require our compensation committee or nominating and corporate governance committee to be comprised entirely of independent directors. After the completion of this offering, we will no longer be a controlled company because the selling shareholders will no longer own a majority of our outstanding shares. Accordingly, after the completion of this offering, subject to certain phase-in provisions, we will no longer be able to rely on the controlled company exemptions from these corporate governance rules.

Accordingly, our shareholders will not have the same protection afforded to shareholders of companies that are subject to all of the NYSE corporate governance requirements, and the ability of our independent directors to influence our business policies and affairs may be reduced.

Following the completion of this offering, even if we no longer meet the foreign private issuer or controlled company eligibility requirements, there may be an extended grace period during which we will continue to be able to rely on the NYSE exemptions. In addition, we will continue to be able to avail ourselves of the foreign private issuer exemptions to the NYSE rules until the next determination date for our status as a foreign private issuer, which will be on June 28, 2019. See “—We may lose our foreign private issuer status which would then require us to comply with the Exchange Act’s domestic reporting regime and cause us to incur significant legal, accounting and other expenses.”

We may lose our foreign private issuer status which would then require us to comply with the Exchange Act’s domestic reporting regime and cause us to incur significant legal, accounting and other expenses.

We are a foreign private issuer and therefore we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act applicable to U.S. domestic issuers. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to us on June 28, 2019. We may no longer be a foreign private issuer as of June 28, 2019, which would require us to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act applicable to U.S. domestic issuers as of January 1, 2020. In order to maintain our current status as a foreign private issuer, either (a) a majority of our ordinary shares must be either directly or indirectly owned of record by non-residents of the United States or (b) (i) a majority of our executive officers or directors may not be United States citizens or residents, (ii) more than 50 percent of our assets cannot be located in the United States and (iii) our business must be administered principally outside the United States. If we lost this status, we would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. We may also be required to make changes in our corporate governance practices in accordance with various SEC and New York Stock Exchange rules. The regulatory and compliance costs to us under U.S. securities laws if we are required to comply with the reporting requirements applicable to a U.S. domestic issuer may be significantly higher than the cost we would incur as a foreign private issuer. As a result, we expect that a loss of foreign private issuer status would increase our legal and financial compliance costs and would make some activities highly time consuming and costly. We also expect that if we were required to comply with the rules and regulations applicable to U.S. domestic issuers, it would make it more difficult and expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified members of our board of directors.

Our share price has fluctuated significantly, and if our share price fluctuates after this offering, you could lose a significant part of your investment.

Our share price has fluctuated significantly, and may fluctuate significantly in the future. Consequently, you may not be able to sell our common shares at prices equal to or greater than the price paid by you in this offering. In addition to the risks described above, the market price of our common shares may be influenced by many factors, some of which are beyond our control, including:

•	changes in laws or regulations (or interpretations thereof) relating to our services or assets;

•	actual or anticipated variations in our operating results;

•	announcements by us or our competitors of significant contracts or acquisitions;

•	the overall performance of equity markets;

•	additions or changes to our board of directors or management;

•	the commencement or outcome of litigation;

•	changes in market valuation or earnings of our competitors;

•	the trading volume of our common shares;

•	other economic, legal and regulatory factors;

•	future sales of our shares; and

•	investor perceptions of us and our prospects, and the industries in which we operate.

In addition, the stock market in general has experienced substantial price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of particular companies affected. These broad market and industry factors may materially harm the market price of our common shares, regardless of our operating performance. In the past, following periods of volatility in the market price of certain companies’ securities, securities class-action litigation has been instituted against these companies. Such litigation, if instituted against us, could adversely affect our financial condition or results of operations.

Sales of substantial amounts of our common shares in the public market, or the perception that these sales may occur, could cause the market price of our common shares to decline.

Sales of substantial amounts of our common shares in the public market, or the perception that these sales may occur, as well as the issuance, or the conversion of all or a portion, of our outstanding convertible notes, could cause the market price of our common shares to decline. This could also impair our ability to raise additional capital through the sale of our equity securities. Under the Articles, we are authorized to issue up to 1,000,000,000 shares of any class, of which approximately 138,018,015 common shares will be outstanding following the offering. The market price of our common shares could decline as a result of future sales of common shares or convertible notes by us or sales by directors, executive officers and shareholders after this offering. We cannot predict the size of future issuances of our shares or convertible notes or the effect, if any, that future sales and issuances of shares would have on the market price of our shares.

Subject to certain exceptions described under the caption “Underwriting,” including an exception relating to common shares or securities issued solely in exchange for outstanding debt securities of Intelsat or its subsidiaries, we, our directors and certain executive officers and the Sponsors, have agreed not to offer to sell, sell or agree to sell, directly or indirectly, any common shares or any securities convertible into or exercisable or exchangeable for common shares without the permission of Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, for a period of 60 days from the date of this prospectus supplement. When the lock-up period expires, we, our directors and certain executive officers and the Sponsors will be able to sell common shares or any securities convertible into or exercisable or exchangeable for common shares in the public market. In addition, Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC may release all or some portion of the shares subject to lock-up agreements prior to expiration of the lock-up period. Sales of a substantial number of such shares upon expiration, or early release of, or pursuant to an exception under, the lock-up, or the perception that such sales may occur, could cause our share price to decline or make it more difficult for holders of our common shares to sell such common shares at a time and price they deem appropriate.

In the future, we may sell additional common shares to raise capital or acquire interests in other companies by using common shares or a combination of cash and common shares. These events may dilute your ownership interest and have an adverse impact on the price of the common shares. In addition, substantial numbers of common shares or any securities convertible into or exercisable or exchangeable for common shares are reserved for issuance upon the exercise of outstanding stock options upon vesting/conversion of RSUs and upon conversion of our outstanding convertible notes. Furthermore, sales of a substantial amount of common shares or any securities convertible into or exercisable or exchangeable for common shares in the public market, future conversions of our outstanding convertible notes for common shares, or the perception that these sales or conversions may occur, could reduce the market price of the common shares. This could also impair our and our subsidiaries’ abilities to raise additional capital through the sale of securities. No prediction can be made as to the effect, if any, that future sales or issuance of common shares or other equity or equity-linked securities will have on the trading price of common shares.

We do not expect to pay any cash dividends or other distributions on our common shares for the foreseeable future and, consequently, your only opportunity to achieve a return on your investment is if the price of our common shares appreciates.

We have not paid, and we do not anticipate that we will pay for the foreseeable future, any cash dividends or other distributions on our common shares. Any determination to pay dividends or other distributions in the future will be largely at the discretion of our board of directors and will depend upon results of operations, financial performance, contractual restrictions, restrictions imposed by applicable law, including the Luxembourg law requirement that up to 5% of any net profits that we may generate must be allocated to a legal reserve that is not available for distribution, until such legal reserve is at least equal to 10% of our issued share capital, and other factors our board of directors deems relevant. Accordingly, if you purchase common shares in this offering, realization of a gain on your investment will depend on the appreciation of the price of our common shares, which may never occur. Investors seeking cash dividends or other distributions in the foreseeable future should not purchase our common shares.

Provisions in the Articles may delay or prevent our acquisition by a third party.

The Articles contain several provisions that may make it more difficult or expensive for a third party to acquire control of us without the approval of our board of directors and, if required, our shareholders. These provisions also may delay, prevent or deter a merger, acquisition, tender offer, proxy contest or other transaction that might otherwise result in our shareholders receiving a premium over the market price for their common shares. For more information, see “Description of Share Capital.” The provisions of the Articles could discourage potential takeover attempts and reduce the price that investors might be willing to pay for our common shares in the future, which could reduce the market price of our common shares.

The Articles provide that we may restrict the ownership, proposed ownership or transfer of common shares in certain circumstances, which may restrict your ability to transfer or resell common shares.

The Articles provide that we may restrict the ownership, proposed ownership or transfer of our common shares or other equity securities by any person if such ownership, proposed ownership or transfer: (i) is or could be, as determined by our board of directors, inconsistent with, or in violation of, any provision of the United States Communications Act of 1934, as amended, the United States Telecommunications Act of 1996, any rule, regulation or policy of the Federal Communications Commission, and/or any statute, rule, regulation or policy of any other U.S., federal, state or local governmental or regulatory authority, agency, court commission, or other governmental body with respect to the operation of channels of radio communication and/or the provision of communications services (“Communications Laws”); (ii) will or may limit or impair, as determined by our board of directors, our business activities under the Communications Laws; or (iii) will or could subject us to any specific law, rule, regulation, provision or policy under the Communications Laws to which we were not subject prior to such ownership, proposed ownership or transfer (collectively, “Communications Law Limitation”). We cannot guarantee that common shares will not be subject to Communication Law Limitation, which may restrict your ability to transfer or resell common shares.

We may be classified as a passive foreign investment company for U.S. federal income tax purposes, which could subject U.S. Holders to significant adverse tax consequences.

We will be classified as a passive foreign investment company (a “PFIC”) in a particular taxable year if, after the application of certain look-through rules, either (i) 75% or more of our gross income for such year is “passive income” (as defined in the relevant provisions of the U.S. Internal Revenue Code of 1986, as amended) or (ii) 50% or more of the value of our assets during such year (determined on the basis of quarterly averages) produces or is held for the production of passive income. Passive income generally includes dividends, interest, certain royalties and rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains.

We believe that we currently are not a PFIC for U.S. federal income tax purposes and currently expect not to become a PFIC in the foreseeable future. However, the determination of PFIC status is an annual determination, cannot be made until the close of a taxable year, involves extensive factual investigation (including ascertaining the fair market value of all assets on a quarterly basis and the character of each item of income earned), and is subject to uncertainty in several respects. Moreover, the determination of PFIC status depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. Accordingly, there can be no assurance that we have not been a PFIC or that we would not be treated as a PFIC in the future.

If we were to be treated as a PFIC, a U.S. Holder would be subject to increased tax liability (generally including an interest charge on certain taxes treated as having been deferred under the PFIC rules) on any gain realized on a sale, exchange or disposition of our common shares and on the receipt of certain “excess distributions” received with respect to our shares unless such U.S. Holder makes certain elections. One such election, the “QEF Election,” will be unavailable to a U.S. Holder because we do not intend to provide information that a U.S. Holder would need to make a valid QEF Election.

U.S. Holders should consult their tax advisors regarding the potential application of the PFIC rules to their common shares, and should see the discussion below under “U.S. Federal Income Tax Considerations—Passive Foreign Investment Company Status.”

SELECTED HISTORICAL FINANCIAL INFORMATION

The following table sets forth selected historical consolidated financial data for Intelsat for the periods and as of the dates indicated. The following information is only a summary and should be read in conjunction with “Operating and Financial Review and Prospects” and our audited consolidated financial statements and the notes thereto included in the Annual Report on Form 20-F incorporated by reference in this prospectus supplement, and our unaudited consolidated financial statements and the notes thereto included in our Quarterly Reports filed on Form 6-K and incorporated by reference in this prospectus supplement.

The selected historical consolidated statement of operations data and cash flow data for the years ended December 31, 2015, 2016, and 2017, and the summary consolidated balance sheet data as of December 31, 2016 and 2017, have been derived from audited consolidated financial statements, which have been prepared in accordance with U.S. GAAP, and are included in the Annual Report on Form 20-F incorporated by reference in this prospectus supplement. The summary consolidated statement of operations data and cash flow data for the nine months ended September 30, 2017 and 2018, and the summary consolidated balance sheet data as of September 30, 2018, have been derived from unaudited condensed consolidated financial statements, which have been prepared in accordance with U.S. GAAP, and are included in our Quarterly Reports filed on Form 6-K and incorporated by reference in this prospectus supplement. The summary consolidated statement of operations data and cash flow data for the years ended December 31, 2013 and 2014 and the consolidated balance sheet data as of December 31, 2013, 2014 and 2015 has been derived from audited consolidated financial statements, which have been prepared in accordance with U.S. GAAP and which are not included or incorporated by reference in this prospectus supplement.

	Year Ended December 31,					Nine Months Ended September 30,
	2013	2014	2015	2016	2017	2017	2018
	(in thousands, except number of satellites)
Consolidated Statement of Operations Data:
Revenue	$2,603,623	$2,472,386	$2,352,521	$2,188,047	$2,148,612	$1,610,472	$1,618,418
Operating expenses:
Direct costs of revenue (excluding depreciation and amortization)	375,769	348,348	328,501	341,147	322,216	243,511	242,357
Selling, general and administrative	288,467	197,407	199,412	231,397	204,015	153,442	153,051
Impairment of goodwill and other intangibles	—	—	4,165,400	—	—	—	—
Depreciation and amortization	736,567	679,351	687,729	694,891	707,824	535,384	513,514
Gain on satellite insurance recoveries	(9,618)	—	—	—	—	—	—

Total operating expenses	1,391,185	1,225,106	5,381,042	1,267,435	1,234,055	932,337	908,922

Income (loss) from operations	1,212,438	1,247,280	(3,028,521)	920,612	914,557	678,135	709,496
Interest expense, net	1,122,261	944,787	890,279	938,501	1,020,770	756,180	885,381
Gain (loss) on early extinguishment of debt	(368,089)	(40,423)	7,061	1,030,092	(4,109)	(4,109)	(181,907)
Other (expense) income, net	(4,918)	(2,593)	(6,201)	(2,105)	6,638	6,421	2,380

	Year Ended December 31,					Nine Months Ended September 30,
	2013	2014	2015	2016	2017	2017	2018
	(in thousands, except number of satellites)
Income (loss) before income taxes	(282,830)	(259,477)	(3,917,940)	1,010,098	(103,684)	(75,733)	(335,412)
Provision for (benefit from) income taxes	(30,837)	22,971	1,513	15,986	71,130	10,125	129,919

Net income (loss)	(251,993)	236,506	(3,919,453)	994,112	(174,814)	(85,858)	(485,331)
Net income attributable to noncontrolling interest	(3,687)	(3,974)	(3,934)	(3,915)	(3,914)	(2,919)	(2,929)

Net income (loss) attributable to Intelsat S.A.	(255,680)	232,532	(3,923,387)	990,197	(178,728)	(88,777)	(488,260)

Cumulative preferred dividends	(10,196)	(9,917)	(9,919)	—	—	—	—

Net income (loss) attributable to common shareholders	$(265,876)	$222,615	$(3,933,306)	$990,197	$(178,728)	$(88,777)	$(488,260)

Other Data:
Capital expenditures	$600,792	$645,424	$724,362	$714,570	$461,627	$404,122	$175,977
Other payments for satellites	—	—	—	18,333	35,396	35,396	—
Basic income (loss) per common share attributable to Intelsat S.A	(2.70)	2.09	(36.68)	8.65	(1.50)	(0.75)	(3.85)
Diluted income (loss) per common share attributable to Intelsat S.A	(2.70)	1.99	(36.68)	8.36	(1.50)	(0.75)	(3.85)
Basic weighted average shares outstanding (in millions)	98.5	106.5	107.2	114.5	118.9	118.7	126.9
Diluted weighted average shares outstanding (in millions)	98.5	116.6	107.2	118.5	118.9	118.7	126.9
Dividends declared per 5.75% series A mandatory convertible junior non-voting preferred share	2.96	2.87	2.88	—	—	—	—

Consolidated Cash Flow Data:
Net cash provided by operating activities	$716,892	$1,046,170	$910,031	$683,506	$464,230	$442,103	$174,214
Net cash used in investing activities	(134,061)	(645,250)	(749,354)	(730,589)	(468,297)	(415,126)	(217,461)
Net cash provided by (used in) financing activities	(516,523)	(519,003)	(102,986)	541,596	(137,858)	(96,492)	188,063

	As of December 31,					As of September 30,
	2013	2014	2015	2016	2017	2018
	(in thousands)
Consolidated Balance Sheet Data (at period end):
Cash and cash equivalents, net of restricted cash	$247,790	$123,147	$171,541	$666,024	$525,215	$660,800
Restricted cash	—	—	—	—	16,176	20,500
Satellites and other property and equipment, net	5,805,540	5,880,264	5,988,317	6,185,842	5,923,619	5,608,809
Total assets	16,408,217	16,326,434	12,253,590	12,942,009	12,610,036	12,514,323
Total debt	15,105,961	14,668,221	14,611,379	14,198,084	14,208,658	14,270,498
Shareholders’ deficit	(975,353)	(776,268)	(4,649,565)	(3,634,145)	(3,807,870)	(3,991,235)
Net assets	(934,667)	(742,567)	(4,620,353)	(3,609,998)	(3,788,564)	(3,975,651)
Number of common shares (in millions)	106.0	106.7	107.6	118.0	119.6	136.9
Number of 5.75% series A mandatory convertible junior non-voting preferred shares (in millions)	3.5	3.5	3.5	—	—	—

(1)

Cash interest expense excludes (i) amortization of debt issuance costs and (ii) amortization of the unamortized discount and premium on certain of Intelsat Jackson’s senior notes and credit facilities.

(2)	Net assets is calculated as total assets minus total liabilities and noncontrolling interest.

USE OF PROCEEDS

We will not receive any proceeds from the sale of any common shares by the selling shareholders.

PRICE RANGE OF COMMON SHARES

Price History of Stock

The high and low market prices of our common shares on the NYSE on November 27, 2018 were $27.97 and $25.67, respectively. The table below sets forth, for the periods indicated, the reported high and low market prices of our common shares on the NYSE. The common shares offered hereby will be listed on the NYSE.

	NYSE
	High	Low
Calendar period
Monthly
November 2018 (through November 27, 2018)	$29.81	$21.59
October 2018	$37.48	$25.63

	NYSE
	High	Low
Quarterly
2018
First Quarter	$5.39	$2.44
Second Quarter	$19.10	$3.55
Third Quarter	$30.00	$16.84
Fourth Quarter (through November 27, 2018)	$37.70	$21.59
2017
First Quarter	$5.87	$2.71
Second Quarter	$4.52	$2.63
Third Quarter	$5.05	$2.97
Fourth Quarter	$7.47	$3.01
2016
First Quarter	$4.27	$1.44
Second Quarter	$4.14	$2.12
Third Quarter	$3.23	$2.12
Fourth Quarter	$4.50	$2.38

	NYSE
	High	Low
Yearly
2017	$7.47	$2.63
2016	$4.50	$1.44
2015	$18.00	$3.66
2014	$22.77	$15.31
2013	$26.80	$16.90

Markets

We began trading on the NYSE on April 19, 2013 through a public offering in the United States. Trading on the NYSE is under the symbol “I.” For more information on our shares see “Item 10. Additional Information—B. Memorandum and Articles of Association” of our most recent Annual Report on Form 20-F incorporated by reference in this prospectus supplement.

TAX CONSIDERATIONS

The following discussion contains a description of certain U.S. federal income tax and Luxembourg tax considerations with respect to the acquisition, ownership and disposition of our common shares, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase common shares. The discussion is not, and should not be construed as, tax advice. The discussion is based upon the federal income tax laws of the U.S. and regulations thereunder and the tax laws of Luxembourg and regulations thereunder as of the date hereof, which are subject to change and possibly with retroactive effect. Prospective investors should consult their own tax advisors.

U.S. Federal Income Tax Considerations

The following is a general discussion of U.S. federal income tax considerations for U.S. Holders (as defined below) with respect to the ownership and disposition of our common shares acquired in the offering made pursuant to this prospectus supplement. This discussion does not purport to be a complete analysis of all potential U.S. federal income tax considerations. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, judicial interpretations thereof, administrative rulings and published positions of the Internal Revenue Service (the “IRS”), and the income tax treaty between Luxembourg and the United States, all as in effect as of the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change or interpretation could affect the accuracy of the statements and conclusions set forth herein.

This discussion is limited to U.S. federal income tax considerations relevant to holders that hold our common shares as “capital assets” within the meaning of the Code (generally, property held for investment) and is limited to common shares acquired in this offering. This discussion is for general information only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their particular circumstances or to holders subject to special rules under the U.S. federal income tax laws, including, for example, banks or other financial institutions, mutual funds, insurance companies, real estate investment trusts, regulated investment companies, retirement plans, individual retirement accounts or other tax-deferred accounts, entities or arrangements treated as partnerships for U.S. federal income tax purposes or other pass-through entities or investors therein, tax-exempt entities, dealers or brokers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, holders that hold our common shares as part of a position in a straddle or as part of a hedging, conversion, risk-reduction or other integrated transaction for U.S. federal income tax purposes, holders that own or acquire (directly or constructively) 10% or more of the total combined voting power or the total value of our shares, U.S. Holders that have a functional currency other than the U.S. dollar, holders other than U.S. Holders, holders required to accelerate the recognition of any item of gross income as a result of such income being recognized on an “applicable financial statement,” persons subject to the alternative minimum tax and persons subject to special rules applicable to former citizens and residents of the United States. Moreover, this discussion does not address any considerations with respect to withholding required in respect of U.S. Holders who hold common shares through non-U.S. brokers or other non-U.S. intermediaries.

This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift, Medicare contribution or other non-income tax considerations.

As used in this discussion, a “U.S. Holder” means a beneficial owner of our common shares that, for U.S. federal income tax purposes, is (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes)

created or organized under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust (a) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all of the trust’s substantial decisions or (b) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

If an entity or other arrangement classified as a partnership for U.S. federal income tax purposes is a beneficial owner of our common shares, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of such partner and the activities of the partnership. Partnerships considering an investment in our common shares (and partners in such partnerships) should consult their tax advisors as to the U.S. federal, state, local and non-U.S. income and other tax consequences of the ownership and disposition of our common shares.

This discussion is for general information purposes only, is not intended to constitute a complete description of all tax considerations relating to the ownership and disposition of our common shares and should not be construed as legal or tax advice. Prospective investors should consult their tax advisors regarding the U.S. federal income tax considerations for them of the ownership and disposition of our common shares, as well as the applicability and effect of any U.S. federal, state, local or non-U.S. tax laws.

Distributions on Our Common Shares

We do not currently plan to pay dividends. However, if we were to pay dividends subject to the discussion below under “—Passive Foreign Investment Company Status:”

The gross amount of any distribution (including any constructive distribution) on our common shares, including the amount of any non-U.S. withholding taxes withheld with respect to such distribution, that is made out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be taxable to a U.S. Holder as ordinary dividend income on the date such distribution is actually or constructively received. Distributions in excess of our current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) will be treated first as a non-taxable return of capital to the extent of the U.S. Holder’s basis in its common shares (determined separately for each share), and thereafter as capital gain recognized on a sale or exchange, as described below under “—Sale, Exchange, Redemption or Other Taxable Disposition of Our Common Shares.” We do not expect to maintain calculations of our earnings and profits in accordance with U.S. federal income tax principles. U.S. Holders, therefore, should expect that distributions (constructive or otherwise) generally will be treated as dividends for U.S. federal income tax purposes. Dividends received by corporate U.S. Holders with respect to their common shares generally will not qualify for the dividends-received deduction that may otherwise be allowed under the Code.

With respect to individuals and other non-corporate U.S. Holders, dividends may constitute “qualified dividend income” that is subject to tax at the lower applicable capital gains rates provided that (1) the common shares on which the dividends are paid are readily tradable on an established securities market in the United States or we are eligible for benefits of an approved comprehensive income tax treaty with the United States (such as the income tax treaty between the United States and Luxembourg), (2) we are not a passive foreign investment company (a “PFIC”) for either our taxable year in which the dividend was paid or the preceding taxable year, and (3) certain holding period requirements are met. We may be eligible for the benefits of the income tax treaty between the United States and Luxembourg. Moreover, our common shares are listed on NYSE and will qualify as readily tradable on an established securities market in the United States so long as they are so listed. Therefore, subject to the discussion under “Passive Foreign Investment Company Status” below, any dividends paid by us should generally be “qualified dividend income” in the hands of non-corporate U.S. Holders that satisfy certain minimum holding period requirements and other conditions. The dividend rules are complex, and each U.S. Holder should consult its own tax advisor regarding the application of such rules to an investment in our common shares.

A U.S. Holder will be entitled, subject to a number of complex limitations and conditions, to claim a U.S. foreign tax credit in respect of any Luxembourg income taxes withheld from a dividend paid to a U.S. Holder on its common shares. Alternatively, the U.S. Holder may deduct such Luxembourg income taxes from its U.S. federal taxable income, provided that the U.S. Holder elects to deduct rather than credit all foreign income taxes paid or accrued for the relevant taxable year. Dividends received with respect to our common shares will generally be treated as foreign source income and will generally constitute passive category income for purposes of the foreign tax credit. However, if we are at least 50% (by vote or value) owned (directly or indirectly) by U.S. persons and have more than an insignificant amount of U.S. source income, a portion of any dividends paid by us may be treated as U.S. source income for U.S. foreign tax credit purposes. The rules governing the application of U.S. foreign tax credit are complex and depend on a U.S. Holder’s particular circumstances. U.S. Holders should consult their tax advisors regarding the availability of the U.S. foreign tax credit under their particular circumstances.

Sale, Exchange, Redemption or Other Taxable Disposition of Our Common Shares

Subject to the discussion below under “—Passive Foreign Investment Company Status:”

A U.S. Holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of common shares in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. Holder’s adjusted tax basis in such common shares. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period in such common shares exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains of non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. Gain, if any, recognized by a U.S. Holder on the sale or exchange of common shares generally will be treated as U.S. source gain for U.S. foreign tax credit purposes.

Passive Foreign Investment Company Status

Notwithstanding the foregoing, certain adverse U.S. federal income tax consequences could apply to a U.S. Holder of our common shares if we were to be classified as a PFIC for any taxable year during which such U.S. Holder holds our common shares. A non-U.S. corporation, such as Intelsat S.A., will be classified as a PFIC for U.S. federal income tax purposes for any taxable year in which, after the application of certain look-through rules, either (i) 75% or more of its gross income for such year is “passive income” (as defined in the relevant provisions of the Code) or (ii) 50% or more of the value of its assets during such year (determined on the basis of a quarterly average) produces or is held for the production of passive income. Passive income generally includes dividends, interest, certain royalties and rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains.

We believe that we currently are not a PFIC for U.S. federal income tax purposes, and currently expect not to become a PFIC in the foreseeable future. However, the determination of PFIC status is an annual determination, cannot be made until the close of a taxable year, involves extensive factual investigation (including ascertaining the fair market value of all assets on a quarterly basis and the character of each item of income earned), and is subject to uncertainty in several respects. Moreover, the determination of PFIC status depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. Accordingly, there can be no assurance that we have never been a PFIC or that we would not become a PFIC for any tax year during which U.S. Holders hold our common shares.

If we were considered a PFIC, a U.S. Holder of our common shares would be subject to a special tax at ordinary income tax rates on “excess distributions,” including certain distributions by us and any gain that the U.S. Holder recognizes on the sale of our common shares. The amount of income tax on any excess distributions will be increased by an interest charge to compensate for the tax deferral, calculated as if the excess distributions were earned ratably over the period that the U.S. Holder holds the common shares. Dividends received with respect to our common shares would not be eligible for the preferential tax rate applicable to “qualified dividend income” received by non-corporate U.S. Holders if we were to be treated as a PFIC for the taxable year of the distribution or for the preceding taxable year. Classification as a PFIC may have other adverse tax consequences.

A U.S. Holder may be able to mitigate certain of these adverse tax consequences if it is able to make a timely qualified electing fund election (a “QEF election”) or a mark to market election with respect to our common shares. However, a QEF election may only be made by a holder of our common shares if we provide such holder with certain information, and we do not expect to provide U.S. Holders with the information necessary to make a QEF election in the event we were to be classified as a PFIC.

The rules regarding PFICs, including the QEF election and mark-to-market election, are complex. U.S. Holders should consult their tax advisors regarding the potential application of the PFIC rules to their investment in our common shares.

Subject to certain exceptions, a U.S. Holder is required to file an annual information return, currently on Form 8621, and may be required to file other IRS forms, with respect to each PFIC in which it owns an interest directly or, in some cases, indirectly. A failure to file one or more of these forms as required may toll the running of the statute of limitations in respect of each of the U.S. Holder’s taxable years for which such form is required to be filed. U.S. Holders should consult their tax advisors regarding the PFIC reporting requirements and the significant penalties for non-compliance.

Foreign Asset Disclosure Requirements

Certain U.S. Holders are required to report information relating to an interest in our common shares, subject to certain exceptions (including an exception for shares held in accounts maintained by U.S. financial institutions) by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their U.S. federal income tax return. U.S. Holders should consult their tax advisors regarding their information reporting obligations, if any, with respect to their ownership and disposition of our common shares and the significant penalties for noncompliance.

THE DISCUSSION ABOVE IS A SUMMARY OF U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. HOLDERS. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PARTICULAR PROSPECTIVE INVESTOR. EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF AN INVESTMENT IN THE COMMON SHARES IN LIGHT OF THE INVESTOR’S OWN CIRCUMSTANCES.

Material Luxembourg Tax Consequences

Taxation of Holders of Common Shares

Withholding Tax

Non-Resident Holders of common shares

Dividends paid are in principle subject to a withholding tax at a rate of 15%.

The rate of the withholding tax may be reduced pursuant to any applicable double taxation treaty existing between Luxembourg and the country of residence of the relevant holder, subject to the fulfilment of the conditions set forth therein.

No withholding tax applies if the distribution is made to (i) a Luxembourg resident corporate holder (that is, a fully taxable entity within the meaning of Article 159 of the Luxembourg income tax law), (ii) an undertaking of collective character which is resident of a Member State of the European Union and is referred to by article 2 of Council Directive 2011/96/EU of 30 November 2011 replacing Council Directive 90/435/EEC of 23 July 1990 concerning the common fiscal regime applicable to parent and subsidiary companies of different Member States, (iii) a corporation or a cooperative company resident in Norway, Iceland or Liechtenstein and subject to a tax comparable to corporate income tax as provided by the Luxembourg Income Tax Law, (iv) an undertaking with a collective character subject to a tax comparable to corporate income tax as provided by the Luxembourg Income Tax Law which is resident in a country that has concluded a tax treaty with Luxembourg, (v) a corporation resident in Switzerland which is subject to corporate income tax in Switzerland without benefiting from an exemption and (vi) a Luxembourg permanent establishment of one of the aforementioned categories, provided that at the date of payment, the holder holds or commits to hold directly or through a tax transparent vehicle, during an uninterrupted period of at least twelve months, common shares representing at least 10% of the share capital of the issuer or acquired for an acquisition price of at least EUR 1.2 million.

Income Tax

Non-Resident Holders of common shares

An individual who is a non-resident shareholder (and who does not have a permanent establishment, a permanent representative or a fixed place of business in Luxembourg) will not be subject to Luxembourg taxation on capital gains arising upon disposal of such common shares unless certain conditions are met, including that if such shareholder (together with his or her spouse and underage children) directly or indirectly holds more than 10% of the capital of the issuer at any time during the five years preceding such disposals and that such disposal occurs within 6 months from the acquisition of the common shares, subject however to any applicable tax treaty.

A corporate non-resident shareholder which has a permanent establishment, a permanent representative or a fixed place of business in Luxembourg to which common shares are attributable, will bear corporate income tax and municipal business tax on a gain realized on a disposal of such common shares as set forth below for a Luxembourg resident corporate holder. However, gains realized on the sale of common shares may benefit from the full exemption provided for by Article 166 of the Luxembourg income tax law and by the Grand Ducal Decree of December 21, 2001 subject in each case to fulfilment of the conditions set out therein. A corporate non-resident shareholder, which has no permanent establishment in Luxembourg to which the common shares are attributable, will bear corporate income tax on a gain realized on a disposal of such common shares under the same conditions applicable to an individual non-resident shareholder, as set out above but subject to any applicable tax treaty.

Resident Holders of common shares

Luxembourg individual shareholders must include dividends paid on the common shares in their taxable income. However, 50% of the amount of such dividends may be exempted from tax under the Luxembourg income tax law subject to the conditions set out therein. The applicable withholding tax can, under certain conditions, entitle the relevant Luxembourg resident individual shareholder to a tax credit.

Luxembourg resident corporate shareholders can either benefit from the 50% exemption described above, or from an exemption on the full amount of dividend received provided that, at the date when the dividend is made available, they hold or commit to hold 10% of the share capital of the issuer or common shares acquired for at least EUR 1.2 million for an uninterrupted period of at least 12 months.

Capital gains realized by Luxembourg resident individuals who do not hold their common shares as part of the management of a professional or business undertaking and who hold less than 10% of the share capital of the

Issuer will only be taxable if they are realized on a sale of common shares that takes place before their acquisition or within the first six months following their acquisition. If such is the case, capital gains will be taxed at ordinary rates according to the progressive income tax schedule.

Capital gains realized upon the disposal of common shares by a fully taxable resident corporate holder will in principle be subject to corporate income tax and municipal business tax. The combined applicable rate (including an unemployment fund contribution) is 26.01% for the fiscal year ending 2018 for a corporate holder established in Luxembourg City. An exemption from such taxes may be available to the holder pursuant to Article 166 of the Luxembourg income tax law and the Grand Ducal Decree of December 21, 2001 subject to the fulfilment of the conditions set forth therein. The scope of the capital gains exemption can be limited in the cases provided by the Grand Ducal Decree of December 21, 2001.

A holder of common shares that is governed by and compliant with (i) the law of December 17, 2010 on undertakings for collective investment, as amended, (ii) the law of February 13, 2007 on specialized investment funds, as amended, (iii) the law of July 23, 2016 on reserved alternative investment funds (for a holder treated as specialized investment funds) or (iv) the law of May 11, 2007 on family estate management companies, as amended is not subject to Luxembourg income tax in respect of gains realized on the sale or disposal in any form whatsoever of common shares.

Net Wealth Tax

Non Resident Holders of common shares

Luxembourg net wealth tax will not be levied on a non-resident holder, unless the common shares are attributable to an enterprise or part thereof which is carried on by such holder through a permanent establishment or a permanent representative in Luxembourg.

Resident Holders of common shares

Luxembourg net wealth tax will not be levied on a resident Luxembourg holder, unless (i) the holder is a legal entity subject to net wealth tax in Luxembourg; or (ii) the common shares are attributable to an enterprise or part thereof which is carried on by a non-resident corporate holder through a permanent establishment, a fixed place of business or a permanent representative in Luxembourg.

Net wealth tax is levied annually at the rate of 0.5% on the net wealth of enterprises resident in Luxembourg, as determined for net wealth tax purposes with a reduced rate of 0.05% being applicable for the net wealth exceeding EUR 500,000,000. The common shares may be exempt from net wealth tax subject to the conditions set forth by Paragraph 60 of the Law of October 16, 1934 on the valuation of assets (Bewertungsgesetz), as amended.

A holder governed by and compliant with (i) the amended law of May 11, 2007 on family estate management companies, (ii) the amended law of December 17, 2010 on undertakings for collective investment (iii) the law of July 23, 2016 on reserved alternative investment funds, (iv) the amended law of February 13, 2007 on specialized investment funds, (v) the amended law of March 22, 2004 on securitization, (vi) the amended law of June 15, 2004 on venture capital vehicles, or (vii) the amended law of 13 July 2005 on professional pension institutions will not be subject to net wealth tax with respect to common shares held.

An individual shareholder, whether he/she is resident of Luxembourg or not, is not subject to Luxembourg net wealth tax on such common shares.

Other Taxes

Neither the issuance nor the transfer of common shares will give rise to any Luxembourg stamp duty, value added tax, issuance tax, registration tax, transfer tax or similar taxes or duties, provided that the relevant issue or transfer agreement is not registered in Luxembourg which generally is not mandatory.

No estate or inheritance tax is levied on the transfer of common shares upon death of a holder of common shares in cases where the deceased was not a resident of Luxembourg for inheritance tax purposes. Where a holder of common shares is a resident of Luxembourg for tax purposes at the time of his/her death, the common shares are included in his/her taxable estate for inheritance tax or estate tax purposes.

Gift tax may be due on a gift or donation of common shares if passed before a Luxembourg notary or recorded in a deed registered in Luxembourg.

SELLING SHAREHOLDERS

The following table and accompanying footnotes set forth information regarding the beneficial ownership of the selling shareholders as of November 26, 2018, before and after giving effect to this offering by the selling shareholders, and assume either no exercise or full exercise of the underwriters’ option to purchase additional shares. As of November 26, 2018, there were 140,058,627 common shares outstanding, which includes the outstanding common shares offered hereby, plus any options that are currently exercisable or will become exercisable within 60 days of November 26, 2018.

The selling shareholders named below are offering to sell an aggregate of 10,000,000 common shares. The table below, including the footnotes, lists the selling shareholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of the common shares held by each of the selling shareholders based in part on information provided to us by the selling shareholders. The selling shareholders are entitled to certain registration rights with respect to the common shares held by them, as described in the prospectus under “Description of Common Shares—Registration Rights Agreements.” In addition, each of the Sponsors is entitled to nominate individuals for election to our board of directors, as described in the prospectus under “Description of Common Shares—Governance Agreement.”

We will not receive any proceeds from the sale of common shares in this offering. Under the Sponsors Shareholders Agreement, certain fees, costs and expenses will be paid pro rata by us and selling shareholders based on the number of common shares to be sold in the offering. We will bear all other fees, costs and expenses (excluding underwriting discounts and commissions and similar brokers’ fees, transfer taxes and certain costs of more than one counsel for the selling shareholders) in connection with the offering.

	Prior to the Offering		Number of Common Shares to be Sold Pursuant to this Prospectus	After the Offering
Name of Selling Shareholder	Number of Common Shares Beneficially Owned(1)	Percent of Common Shares Outstanding		Number of Common Shares Beneficially Owned (Without Option)(1)	Percent of Common Shares Outstanding (Without Option)	Number of Common Shares Beneficially Owned (With Option)(1)	Percent of Common Shares Outstanding (With Option)
Serafina S.A.(2)(4)	64,984,207	46.4%	8,209,752	56,774,455	40.5%	55,542,992	39.7%
Funds affiliated with Silver Lake(3)(4)	14,170,685	10.1%	1,790,248	12,380,437	8.8%	12,111,900	8.6%

*	Represents beneficial ownership of less than one percent of shares outstanding.
(1)

The amounts and percentages of our common shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of such securities as to which such person has an economic interest.

(2)

The common shares beneficially owned by Serafina S.A. are also beneficially owned by the limited partnerships comprising the fund commonly known as BC European Capital VIII, BC European Capital—Intelsat Co-Investment and BC European Capital—Intelsat Co-Investment 1. CIE Management II Limited is the general partner of, and has investment control over the shares beneficially owned by, each of the limited partnerships comprising the BC European Capital VIII fund that are domiciled in the United Kingdom, BC European Capital—Intelsat Co-Investment, and BC European Capital—Intelsat Co-Investment 1 (collectively, the “CIE Funds”). CIE Management II Limited may, therefore, be deemed to have shared voting and investment power over the common shares beneficially owned by each of the CIE Funds. LMBO

Europe SAS is the Geŕant of, and has investment control over the shares beneficially owned by, each of limited partnerships comprising the BC European Capital VIII fund that are domiciled in France (collectively, the “LMBO Funds”). LMBO Europe SAS may, therefore, be deemed to have shared voting and investment power over the common shares beneficially owned by each of the LMBO Funds. Because each of CIE Management II Limited and LMBO Europe SAS is managed by a board of directors, no individuals have ultimate voting or investment control for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Act”), over the shares that may be deemed beneficially owned by CIE Management II Limited or LMBO Europe SAS. The address of Serafina S.A. is 29, avenue de la Porte Neuve, L-2227 Luxembourg. The address of CIE Management II Limited and the CIE Funds is Heritage Hall, Le Marchant Street, St. Peter Port, Guernsey, GY1 4HY, Channel Islands and the address of LMBO Europe SAS and the LMBO Funds is 58-60 Avenue Kleber, Paris, France 75116.
(3)

The 14,170,685 common shares shown in the table above are directly held and beneficially owned by SLP III Investment Holding S.à r.l. and Silver Lake Group, L.L.C. (“SLG”). SLP III Investment Holding S.à r.l. holds 13,892,905 common shares in the table above. SLG holds 277,780 common shares shown in the table above and SLG is not a selling shareholder in this offering. The common shares held of record by SLP III Investment Holding S.à r.l. are beneficially owned by its shareholders Silver Lake Partners III, L.P. (“SLP”) and Silver Lake Technology Investors III, L.P. (“SLTI”). Silver Lake Technology Associates III, L.P. (“SLTA”) serves as the general partner of each of SLP and SLTI and may be deemed to beneficially own the shares directly owned by SLP and SLTI. SLTA III (GP), L.L.C. (“SLTA GP”) serves as the general partner of SLTA and may be deemed to beneficially own the shares directly owned by SLP and SLTI. SLG serves as the managing member of SLTA GP and may be deemed to beneficially own the shares directly owned by SLP and SLTI. The address for each of SLP, SLTI, SLTA, SLTA GP and SLG is 2775 Sand Hill Road, Suite 100, Menlo Park, CA 94025.

(4)

Under the Governance Agreement, Serafina S.A. currently has the right to nominate four directors for election to our board of directors and SLP III Investment Holdings S.à r.l. currently has the right to nominate one director for election to our board of directors. The Governance Agreement also provides that a majority of the directors then in office (or, if the board has delegated such authority, the nomination or similar committee of the board) shall nominate the remaining directors for election to the board, one of whom shall be our chairman, who is currently Mr. McGlade. Under the terms of the Governance Agreement, each of Serafina S.A., SLP III Investment Holdings S.à r.l. and Mr. David McGlade has agreed to vote all common shares held by such person or entity in favor of the directors nominated under the terms of the Governance Agreement and in furtherance of the removal of any directors by Serafina S.A. or SLP III Investment Holdings S.à r.l. under the terms of the Governance Agreement. As a result, Serafina S.A. and certain related parties named in footnote (2) above, SLP III Investment Holdings S.à r.l. and certain related parties named in footnote (3) above and Mr. David McGlade may be deemed to constitute a “group” that beneficially owns approximately 59.8% of our common shares for purposes of Section 13(d)(3) of the Act. Each of Serafina S.A., SLP III Investment Holdings S.à r.l., their respective related parties and Mr. David McGlade disclaim beneficial ownership of any common shares held by the other parties to the Governance Agreement.

UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement between us, the selling shareholders and each of the underwriters named below, the selling shareholders have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to subscribe for and purchase from the selling shareholders the number of common shares set forth opposite its name below.

Underwriter	Number of common shares
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to subscribe for and purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. Sales of shares made outside of the United States may be made by affiliates of the underwriters. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or in certain circumstances the underwriting agreement may be terminated.

We and the selling shareholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters may effect such transactions by selling the common shares to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of common shares for whom they may act as agents or to whom they may sell as principal. The underwriters are committed to purchase all the common shares offered by us if they purchase any shares.

Commissions and Discounts

The underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $             per common share under the public offering price. After the initial offering of the shares to the public, if all of the common shares are not sold at the public offering price below, the underwriters may change the offering price and the other selling terms.

The following table shows the public offering price, underwriting discounts and commissions, and proceeds before expenses to the selling shareholders. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional common shares.

	Per Share	Gross Without Option	Gross With Option
Public offering price	$	$	$
Underwriting discounts to be paid by the selling shareholders	$	$	$
Proceeds, before expenses, to selling shareholders	$	$	$

The expenses of the offering payable by us are estimated at $            . We have agreed to reimburse the underwriters for certain expenses in connection with this offering.

Option to purchase additional common shares

The selling shareholders have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to subscribe for and purchase up to 1,500,000additional common shares from the selling shareholders at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount as reflected in the above table.

No Sales of Similar Securities

Our directors and certain executive officers and certain holders of our common shares have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons, with limited exceptions, for a period of 60 days after the date of this offering, may not, without the prior written consent of the underwriters, (1) offer to sell, sell, dispose of, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer directly or indirectly, any common shares or any other securities convertible into or exercisable or exchangeable for any common shares, (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of any common shares or such other securities, in cash or otherwise or (3) file any registration statement with the Commission relating to the offering of any common shares or any securities convertible into or exercisable or exchangeable for common shares; provided, that the foregoing will not apply to common shares or securities of Intelsat or its subsidiaries that are convertible into, or exchangeable for, common shares of Intelsat, as long as (x) such common shares or securities are issued solely in exchange for outstanding debt securities of Intelsat or its subsidiaries and (y) the purchasers of such common shares or securities agree that they will not sell such common shares or any common shares into which such securities are convertible into or exchangeable for, until 45 days after the date of this prospectus supplement.

In the underwriting agreement, we have agreed with the selling shareholders and the underwriters that, for a period of 60 days after the date of this offering, we and the selling shareholders may not, without the prior written consent of the underwriters, (1) offer, pledge, issue, sell, contract to issue or sell, issue or sell any option or contract to subscribe or purchase, subscribe for or purchase any option or contract to issue or sell, grant any option, right or warrant to subscribe or purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any common shares or any securities convertible into or exercisable or exchangeable for common shares or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common shares or such other securities, in cash or otherwise or (3) file any registration statement with the Commission relating to the offering of any common shares or any securities convertible into or exercisable or exchangeable for common shares; provided, that the foregoing will not apply to common shares of Intelsat or securities of Intelsat or its subsidiaries convertible into, or exchangeable for, common shares of Intelsat, as long as (x) such common shares or securities are issued in exchange for outstanding debt securities of Intelsat or its subsidiaries and (y) the purchasers of such common shares or securities agree that they will not sell such common shares or any common shares into which such securities are convertible into or exchangeable for, until 60 days after the date of this prospectus supplement.

Stock Exchange Listings

Our common shares are listed on the New York Stock Exchange under the symbol “I.” The common shares offered hereby will be listed on the NYSE.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing the common shares. However, the underwriters may engage in transactions that stabilize the price of the common shares, such as bids or purchases to peg, fix or maintain that price. Such stabilization transactions may occur at any time prior to the completion of the offering.

In connection with the offering, the underwriters may purchase and sell our common shares in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than it is required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ purchase option described above. The underwriters may close out any covered short position by either exercising its purchase option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the purchase option. “Naked” short sales are sales in excess of the purchase option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common shares in the open market after pricing that could adversely affect investors who purchase common shares in the offering. Stabilizing transactions consist of various bids for or purchases of common shares made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

Neither we, the selling shareholders nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares. In addition, neither we, the selling shareholders nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

In connection with the offering, the underwriters or certain securities dealers may distribute prospectuses and prospectus supplements by electronic means, such as e-mail. In addition, the underwriters may facilitate Internet distribution for this offering to certain of its Internet subscription customers. The underwriters may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus and prospectus supplement is available on the Internet website maintained by the underwriter. Other than the prospectus and prospectus supplement in electronic format, the information on the underwriter’s websites is not part of this prospectus supplement.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have from time to time, and may in the future provide a variety of the services to the issuer and to persons and entities with relationships with the issuer for which they received or will receive customary fees and expenses.

The underwriters will receive commissions in connection with their role as underwriters.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer and/or affiliates or other persons or entities with relationships with the issuer (directly, as collateral securing other obligations or otherwise). For instance, in the ordinary course of their businesses, the underwriters and/or their respective affiliates may at any time hold long or short positions, and may trade for their own account or the accounts of customers, in the equity or debt securities of the issuer and its subsidiaries, or enter into related derivative transactions (including purchasing or selling credit default swaps).

The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

No Public Offering

No action has been taken or will be taken in any jurisdiction by us, the selling shareholders or the underwriters that would permit a public offering of our common shares, or possession or distribution of this prospectus supplement or any other offering or publicity material relating to the common shares, in any country or jurisdiction outside the United States where action for that purpose is required.

The distribution of this prospectus supplement and the offer of the common shares in any jurisdiction may be restricted by law and therefore persons into whose possession this prospectus supplement comes should inform themselves about and observe any such restrictions, including those in the paragraphs that follow. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction.

Notice to European Economic Area Investors

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each Initial Purchaser has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of common shares to the public in that Relevant Member State except that, with effect from and including the Relevant Implementation Date, an offer of common shares may be made to the public in that Relevant Member State:

(a) at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) at any time to fewer than 150 natural or legal persons (other than qualified investors as defined the Prospectus Directive), subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the issuer for any such offer; or

(c) at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive; provided that no such offer of common shares shall require the issuer or any Initial Purchaser to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of common shares to the public” in relation to any common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Offered Notes to be offered so as to enable an investor to decide to purchase or subscribe for the common shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Notice to prospective investors in Canada

The common shares may be sold only to purchasers in Canada purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the United Kingdom

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”)) in connection with the sale of the common shares has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the common shares in, from or otherwise involving the United Kingdom.

The communication of this prospectus supplement and any other document or materials relating to the offering of the common shares offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the FSMA. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2) (a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the common shares are only available to, and any investment or investment activity to which this prospectus supplement will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement or its contents.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the common shares described in this prospectus supplement has been approved, registered or filed with the Autorité des Marchés Financiers (the “AMF”) or of the competent authority of another member state of the European Economic Area and notified to the AMF in connection with an offering of the common shares to the public in France. Consequently, the common shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the common shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the common shares to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) investing for their own account, as defined in, and in accordance with articles L.411-2, D.411-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier; and/or

•	to investment services providers authorized to engage in portfolio management on behalf of third parties.

The common shares may be resold directly or indirectly in France, only in compliance with applicable laws and regulations and in particular those relating to a public offering (which are embodied in articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier).

We have applied for admission to listing and trading (the “French Admission”) of our common shares on the professional segment of Euronext Paris. The French Admission has taken place on or around May 27, 2013, based on a prospectus approved by the Dutch Autoriteit Financiële Markten and notified to the AMF in accordance with Articles 212-40 and 212-41 of the general regulation of the AMF.

Pursuant to Article 516-19 of the general regulation of the AMF, an investor other than a qualified investor (as defined below), may not purchase our common shares on the professional segment of Euronext Paris unless such investor takes the initiative to do so and has been duly informed by the investment services provider about the characteristics of the professional segment.

Notice to Prospective Investors in Hong Kong

The common shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the common shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to common shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The common shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”), directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person residing in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common shares may not be circulated or distributed, nor may the common shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Notice to Prospective Investors in Qatar

The shares described in this prospectus supplement have not been, and will not be, offered, sold or delivered, at any time, directly or indirectly in the State of Qatar in a manner that would constitute a public offering. This prospectus supplement has not been, and will not be, registered with or approved by the Qatar Financial Markets Authority or Qatar Central Bank and may not be publicly distributed. This prospectus supplement is intended for the original recipient only and must not be provided to any other person. It is not for general circulation in the State of Qatar and may not be reproduced or used for any other purpose.

Notice to Prospective Investors in Saudi Arabia

No offering, whether directly or indirectly, will be made to an investor in the Kingdom of Saudi Arabia unless such offering is in accordance with the applicable laws of the Kingdom of Saudi Arabia and the rules and regulations of the Capital Market Authority, including the Capital Market Law of the Kingdom of Saudi Arabia. The shares will not be marketed or sold in the Kingdom of Saudi Arabia by us or the underwriter.

This prospectus supplement may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Office of Securities Regulation issued by the Capital Market Authority. The Saudi Arabian Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus supplement and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus supplement. Prospective purchasers of the shares offered hereby should conduct their own due diligence on the accuracy of the information relating to the shares. If you do not understand the contents of this prospectus supplement, you should consult an authorized financial advisor.

Notice to Prospective Investors in the United Arab Emirates

This offering has not been approved or licensed by the Central Bank of the United Arab Emirates (UAE), Securities and Commodities Authority of the UAE and/or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai Financial Services Authority (DFSA), a regulatory authority of the Dubai International Financial Centre (DIFC). The offering does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No 8 of 1984 (as amended), DFSA Offered Securities Rules and NASDAQ Dubai Listing Rules, accordingly, or otherwise. The shares may not be offered to the public in the UAE and/or any of the free zones.

The shares may be offered and issued only to a limited number of investors in the UAE or any of its free zones who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned.

Notice to Prospective Investors in Switzerland

The common shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (which we refer to as the “SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland.

Neither this document nor any other offering or marketing material relating to the common shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing material relating to us, the offering or the common shares has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of common shares will not be supervised by, the Swiss Financial Market Supervisory Authority (which we refer to as the “FINMA”), and the offer of common shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (which we refer to as the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of common shares.

EXPENSES

The following table sets forth the expenses (other than underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation, if any) expected to be incurred by us in connection with a possible offering of common shares registered under this prospectus supplement. All amounts other than the SEC registration fee are estimates.

Expenses	Amount
U.S. Securities and Exchange Commission registration fee	$
Printing and engraving expenses	$
Legal and accounting fees and expenses	$
Transfer agent fees and expenses	$
Miscellaneous costs	$

Total	$

LEGAL MATTERS

Certain legal matters in connection with this offering pursuant to this prospectus supplement relating to U.S. law will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. The validity of the common shares offered by this prospectus supplement and other legal matters concerning offerings pursuant to this prospectus supplement relating to Luxembourg law will be passed upon for us by Elvinger Hoss Prussen, société anonyme, Luxembourg. Certain legal matters in connection with this offering pursuant to this prospectus supplement relating to U.S. law will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

The consolidated financial statements of Intelsat S.A. as of December 31, 2016 and 2017, and for each of the years in the three-year period ended December 31, 2017, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

ENFORCEMENTS OF JUDGMENTS

We are incorporated and currently existing under the laws of Luxembourg. In addition, certain of our directors and officers reside outside of the United States, and most of our assets and some of the assets of our directors and officers are located outside the United States. As a result, it may be difficult for investors to effect service of process on us or on those persons not located in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. securities laws or other laws. Uncertainty exists as to whether courts in Luxembourg will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors or officers under the securities or other laws of those jurisdictions or entertain actions in those jurisdictions against us or our directors or officers under the securities or other laws of those jurisdictions.

Luxembourg

It may be possible to effect service of process within Luxembourg upon non-U.S. Intelsat companies and their respective directors and officers, provided that The Hague Convention on the Service Abroad of Judicial and Extrajudicial Documents in Civil or Commercial Matters of November 15, 1965 is complied with.

We have been advised by Elvinger Hoss Prussen, société anonyme, our Luxembourg counsel, that the traditional requirements for a valid, final (non-appealable) and conclusive judgment against the non-U.S. Intelsat companies existing under Luxembourg law in any civil or commercial suit, action or proceeding arising out of or in connection with the common shares obtained from a court of competent jurisdiction in the United States, which judgment remains in full force and effect after all appeals as may be taken in the relevant state or federal jurisdiction with respect thereto have been taken, to be entered and enforced through a court of competent jurisdiction of Luxembourg may be the following (subject to compliance with the enforcement procedures set forth in the relevant provision of the Luxembourg New Code of Civil Procedure (Nouveau Code de Procédure Civile) and Luxembourg case-law, which may evolve):

•

the U.S. court awarding the judgment has jurisdiction to hear and adjudicate the respective matter under its applicable laws, and such jurisdiction is recognized by Luxembourg international private law and local law;

•	the judgment is final and duly enforceable (executoire) in the jurisdiction where the decision is rendered;

•	the U.S. court has applied the substantive law as designated by the Luxembourg conflict of laws rules;

•	the U.S. court acted in accordance with its own procedural laws;

•

the judgment was granted in compliance with the rights of the defendant in particular, following proceedings where the counterparty had the opportunity to appear, and if it appeared, to present a defense; and

•

the judgment does not contravene international public policy rules as understood under the laws of Luxembourg and has not been given in proceedings of a criminal, penal or tax nature or rendered subsequent to an evasion of Luxembourg law (fraude à la loi).

If an original action is brought in Luxembourg, without prejudice to specific conflict of law rules, Luxembourg courts may refuse to apply the designated law: (i) if the choice of such foreign law was not made bona fide; (ii) if the foreign law was not pleaded and proved; or (iii) if pleaded and proved, such foreign law was contrary to mandatory Luxembourg laws or incompatible with Luxembourg public policy rules. In an action brought in Luxembourg on the basis of U.S. federal or state securities laws, Luxembourg courts may not have the requisite power to grant the remedies sought.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act, with respect to the common shares offered by this prospectus supplement. However, as is permitted by the rules and regulations of the SEC, this prospectus supplement, which is part of our registration statement on Form F-3, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information about us, and the common shares offered by this prospectus supplement, please refer to the registration statement.

Intelsat is subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. In accordance with the Exchange Act, Intelsat files reports, including annual reports on Form 20-F. Intelsat also furnishes to the SEC under cover of Form 6-K material information required to be made public in Luxembourg, filed with and made public by any stock exchange or distributed by Intelsat to our shareholders.

The registration statement on Form F-3 of which this prospectus supplement forms a part, including the exhibits and schedules thereto, and reports and other information filed by us with the SEC may be inspected without charge and copied at prescribed rates at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material are also available by mail from the Public Reference Section of the SEC, at 100 F. Street, N.E., Washington D.C. 20549, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as Intelsat, that file electronically with the SEC (http://www.sec.gov).

As a foreign private issuer, Intelsat is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders and our officers, directors and principal shareholders are exempt from the “short-swing profits” reporting and liability provisions contained in Section 16 of the Exchange Act and related Exchange Act rules. In addition, Intelsat is not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual and special reports and other information with the SEC. These filings contain important information that does not appear in this prospectus supplement. The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus supplement the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F or any future reports on Form 6-K that we may file that indicate that they are incorporated by reference into this registration statement under the Exchange Act before the time that all of the common shares offered by this prospectus supplement have been sold or de-registered.

•	Our annual report on Form 20-F for the fiscal year ended December 31, 2017;

•

Our reports on Form 6-K furnished to the SEC on January 2, 2018, March 2, 2018, March 16, 2018, April 2, 2018, May 1, 2018 (containing Intelsat’s Quarterly Report for the three months ended March 31, 2018), Exhibit 99.2 of Intelsat’s Report on Form 6-K furnished to the SEC on May 1, 2018 (containing Intelsat’s quarterly commentary on Intelsat’s first quarter 2018 results), June 11, 2018 (other than Exhibit 99.1), June 14, 2018 (other than Exhibit 99.1), June 19, 2018, June 22, 2018, July 31, 2018 (containing Intelsat’s Quarterly Report for the three and six months ended June 30, 2018), Exhibit 99.2 of Intelsat’s Report on Form 6-K furnished to the SEC on July 31, 2018 (containing Intelsat’s quarterly commentary on Intelsat’s second quarter 2018 results), August 1, 2018 (other than Exhibit 99.1), August 2, 2018 (other than Exhibit 99.1), August 16, 2018, September 5, 2018 (other than Exhibit 99.1), September 6, 2018 (other than Exhibit 99.1), September 10, 2018 (other than Exhibit 99.1), September 19, 2018, October 2, 2018 (other than Exhibit 99.1), October 3, 2018 (other than Exhibit 99.1), October 17, 2018, October 29, 2018, October 30, 2018 (containing Intelsat’s Quarterly Report for the three and nine months ended September 30, 2018), Exhibit 99.2 of Intelsat’s Report on Form 6-K furnished to the SEC on October 30, 2018 (containing Intelsat’s quarterly commentary on Intelsat’s third quarter 2018 results), November 2, 2018 and November 8, 2018 (other than Exhibit 99.1).

•

The description of our common shares found in Form 8-A, as filed with the SEC on April 15, 2013 (Commission File No. 001-35878), under the heading “Description of Securities to be Registered” including any subsequent amendment or any report filed for the purpose of updating such description.

Notwithstanding any reference in our reports on Form 6-K filed with the SEC to any such reports being incorporated by reference into any prospectus, no report on Form 6-K, other than as specifically mentioned above, shall be incorporated by reference herein.

In addition, any reports on Form 6-K (or portions thereof) submitted to the SEC by the registrant pursuant to the Exchange Act after the date of this prospectus supplement and prior to termination the termination of this offering that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus supplement forms a part and all subsequent annual reports on Form 20-F filed after the effective date of this prospectus supplement and prior to the termination of this offering, shall be considered to be incorporated into this prospectus supplement by reference and shall be considered a part of this prospectus supplement and the accompanying prospectus from the date of filing or submission of such documents.

Certain statements in and portions of this prospectus supplement update and replace information in the above-listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus supplement may update and replace statements in and portions of this prospectus supplement or the above-listed documents.

We will provide without charge, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus supplement, except for exhibits unless they are specifically incorporated by reference in such documents. Requests should be directed to the following address:

Intelsat S.A.

4, rue Albert Borschette

L-1246 Luxembourg

Grand Duchy of Luxembourg

+352 27-84-1690

S-40

PROSPECTUS

INTELSAT S.A.

Up to 11,500,000 Common Shares

Offered by the Selling Shareholders

This prospectus relates to up to 11,500,000 common shares, nominal value $0.01 per share (“common shares”) of Intelsat S.A. (“Intelsat,” or the “Company”), which may be offered for sale, from time to time, in one or more offerings, by the selling shareholders named in this prospectus. We will not receive any proceeds from the sale of common shares by the selling shareholders.

The common shares will be offered by the selling shareholders in amounts, at prices and on terms determined by market conditions at the time of the offering, and will be described in the applicable supplement to this prospectus. The common shares may be sold by the selling shareholders directly, or on a continuous or delayed basis, through dealers or agents designated from time to time, or through underwriters or through a combination of these methods. See “Plan of Distribution” in this prospectus. The plan of distribution for any particular offering of the common shares by the selling shareholders will be described in any applicable prospectus supplement. If any agents, underwriters or dealers are involved in the sale of any common shares in respect of which this prospectus is being delivered, their names and the nature of the arrangements will be disclosed in the applicable prospectus supplement.

Intelsat’s common shares are listed on the New York Stock Exchange under the symbol “I.” The last reported closing price of our common shares on the New York Stock Exchange on November 27, 2018 was $27.93 per share.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in our common shares involves risks. See “Risk Factors” on page 5 and please carefully consider the “Risk Factors” in “Item 3: Key Information—Risk Factors” of our most recent Annual Report on Form 20-F incorporated by reference in this prospectus and the “Risk Factors” section in any applicable prospectus supplement for a discussion of the factors you should consider carefully before deciding to purchase our common shares.

The date of this prospectus is November 28, 2018.

i

This prospectus is part of a shelf registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the selling shareholders may, from time to time, offer and sell or otherwise transfer the common shares described in this prospectus, as supplemented by an accompanying prospectus supplement if applicable, in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time one or more of the selling shareholders sells our common shares using this prospectus, if and to the extent necessary, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Such prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any statement made in an accompanying prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the accompanying prospectus supplement. You should read both this prospectus and any prospectus supplement together.

Neither we nor the selling shareholders have authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we or the selling shareholders may have referred you. Neither we nor the selling shareholders will take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling shareholders have authorized any other person to provide you with different or additional information, and neither we nor the selling shareholders are making an offer to sell or transfer the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of the prospectus or any sale of the common shares. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus.

For investors outside of the United States, neither we nor the selling shareholders have done anything that would permit the offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to the offering and the possession or distribution of this prospectus outside of the United States.

ii

CORPORATE INFORMATION

Intelsat S.A.

We operate one of the world’s largest satellite services businesses, providing a critical layer in the global communications infrastructure.

We provide diversified communications services to the world’s leading media companies, fixed and wireless telecommunications operators, data networking service providers for enterprise and mobile applications in the air and on the seas, multinational corporations and Internet Service Providers (“ISPs”). We are also the leading provider of commercial satellite capacity to the U.S. government and other select military organizations and their contractors. Our network solutions are a critical component of our customers’ infrastructures and business models. Generally, our customers need the specialized connectivity that satellites provide so long as they are in business or pursuing their mission. In recent years, mobility services providers have contracted for services on our fleet that support broadband connections for passengers on commercial flights and cruise ships, connectivity that in some cases is only available through our network. In addition, our satellite neighborhoods provide our media customers with efficient and reliable broadcast distribution that maximizes audience reach, a technical and economic benefit that is difficult for terrestrial services to match. In developing regions, our satellite solutions often provide higher reliability than is available from local terrestrial telecommunications services and allow our customers to reach geographies that they would otherwise be unable to serve.

We were incorporated as a public limited liability company (société anonyme) under the laws of the Grand-Duchy of Luxembourg on July 8, 2011. The business address of Intelsat is 4, rue Albert Borschette, L-1246, Luxembourg, and our telephone number is +352 27 84 1600. We are registered with the Luxembourg Registre de Commerce et des Sociétés (“RCS”) under number B162135. The address for our agent for service of process in the United States is Michelle Bryan, 7900 Tysons One Place, McLean, Virginia 22102, telephone number (703) 559-6800.

TRADEMARKS

We have proprietary rights to trademarks used in the information incorporated by reference into this prospectus, which are important to our business, many of which are registered under applicable intellectual property laws. Solely for convenience, trademarks and trade names referred to in the information incorporated by reference in this prospectus may appear without the “®” or “TM” symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Each trademark, trade name or service mark of any other company appearing in this prospectus is the property of its respective holder.

THE OFFERING AND THIS PROSPECTUS

Under this prospectus, the selling shareholders may offer and sell to the public common shares in one or more issuances from time to time. This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, the selling shareholders may sell from time to time any combination of the common shares described in this prospectus in one or more offerings. This prospectus provides you with a general description of the common shares that may be offered by the selling shareholders. When the selling shareholders sell common shares, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find Additional Information” and “Incorporation of Certain Documents By Reference.”

IMPORTANT INFORMATION AND CAUTIONARY STATEMENT REGARDING

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated in it by reference contain “forward-looking statements” with respect to our business, results of operations and financial condition, and our expectations or beliefs concerning future events and conditions. You can identify certain forward-looking statements because they contain words such as, but not limited to, “may,” “will,” “ might,” “should,” “expect,” “plan,” “anticipate,” “project,” “believe,” “estimate,” “predict,” “intend,” “potential,” “outlook” and “continue,” and the negative of these terms, and other similar expressions. All forward-looking statements involve risks and uncertainties. Many risks and uncertainties are inherent in our industry and markets. Others are more specific to our business and operations. The occurrence of the events described and the achievement of the expected results depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from the forward-looking statements contained in this prospectus and the documents incorporated in it by reference. Examples of these forward-looking statements include, but are not limited to, statements regarding the following: our intention to maximize the value of our spectrum rights, including the pursuit of partnerships to optimize new satellite business cases and the exploration of joint use of certain spectrum with the wireless sector in certain geographies; our expectations as to the potential timing of a final U.S. Federal Communications Commission (“FCC”) ruling with respect to our C-band joint-use proposal; the trends that we believe will impact our revenue and operating expenses in the future; and our expected capital expenditures in 2018 and during the next several years.

Important factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements are disclosed under “Item 3. Key Information—Risk Factors” of our most recent Annual Report on Form 20-F and under “Item 14. Other Information—Risk Factors” of our most recent Quarterly Report as of and for the three and nine months ended September 30, 2018 on Form 6-F, each incorporated by reference in this prospectus, including, without limitation, with respect to our estimated and projected earnings, income, equity, assets, ratios and other estimated financial results. All forward-looking statements in this prospectus and the documents incorporated in it by reference, and subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.

Other factors not currently anticipated by us may materially and adversely affect our business, financial condition and results of operations. In light of the risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus and the documents incorporated in it by reference may not in fact occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

RISK FACTORS

Before making a decision to invest in our common shares, you should carefully consider the risks described under “Risk Factors” in any prospectus supplement and in our most recent Annual Report on Form 20-F, our most recent Quarterly Report for the three and nine months ended September 30, 2018 on Form 6-K and in any updates to those risk factors in our reports on Form 6-K incorporated herein, together with all of the other information appearing or incorporated by reference in this prospectus and any prospectus supplement in light of your particular investment objectives and financial circumstances.

USE OF PROCEEDS

We will not receive any proceeds from the sale of any common shares by the selling shareholders.

DESCRIPTION OF COMMON SHARES

This section of the prospectus includes a description of the material terms of our consolidated articles of incorporation (the “Articles”) as of the date of this prospectus and of specific provisions of Luxembourg corporate law, which governs the rights of holders of our common shares. The following description is intended as a summary only and is qualified in its entirety by reference to the complete text of our Articles, which has been filed with the SEC and is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. We urge you to read the full text of that exhibit.

General

We were incorporated on July 8, 2011 under Luxembourg law and are registered at the RCS under number B162135. Our Articles provide that the business purposes of the Company shall be to hold participations and related activities as well as to conduct or be involved in any way, directly or indirectly, in any satellite telecommunications or other telecommunications or communications-related business in the broadest sense, including, without limitation, the owning and/or operation of satellites, teleports, ground assets and any related or connected activity. The Company may undertake any activity or operations useful in the accomplishment, development, or facilitation of its purposes.

Share Capital

Terms of the Shares

As of September 30, 2018, the Company’s authorized share capital (including the issued share capital) is set at $10,000,000, represented by 1,000,000,000 shares with a nominal value of $0.01 per share.

Our Articles authorize the board of directors to issue common shares within the limits of the authorized unissued share capital at such times and on such terms and conditions as the board or its delegates may, in its or their discretion, resolve during the period ending June 21, 2023.

Our authorized share capital is set forth in our Articles and may be increased, reduced or extended from time to time by resolution of the general meeting of shareholders. See “—Amendment to the Consolidated Articles of Incorporation” and “—General Meeting of Shareholders.”

Under Luxembourg law, existing shareholders benefit from a preemptive subscription right on the issuance of shares for cash consideration. However, our shareholders have waived and suppressed and have, in accordance with Luxembourg law, authorized the board to waive, suppress or limit any preemptive subscription rights of existing shareholders and related procedures provided by law to the extent the board deems such waiver, suppression or limitation advisable for any issuance or issuances of common shares within the scope of our authorized unissued share capital. This authorization shall be valid for a period ending on June 21, 2023.

Communications Law Limitation

Our Articles provide that we may restrict the ownership, proposed ownership or transfer of our common shares or other equity securities by any person if such ownership, proposed ownership or transfer: (i) is or could be, as determined by our board of directors, inconsistent with, or in violation of, any provision of the United States Communications Act of 1934, as amended, the United States Telecommunications Act of 1996, any rule, regulation or policy of the Federal Communications Commission, and/or any statute, rule, regulation or policy of any other U.S., federal, state or local governmental or regulatory authority, agency, court commission, or other governmental body with respect to the operation of channels of radio communication and/or the provision of communications services (“Communications Laws”); (ii) will or may limit or impair, as determined by our board of directors, our business activities under the Communications Laws; or (iii) will or could subject us to any specific law, rule, regulation, provision or policy under the Communications Laws to which we were not subject prior to such ownership, proposed ownership or transfer (collectively, “Communications Law Limitation”).

Our Articles also give us the right to request certain information from our shareholders, proposed shareholders, other equity securities holders, transferees or proposed transferees (by transfer of shares, securities or otherwise), including information relating to such person’s citizenship, affiliations and ownership or interests in other companies or enterprises, if we believe that such person’s ownership of our securities may result in a Communications Law Limitation.

If we do not receive the information we request from any specific shareholder or if we determine that a person’s ownership or proposed ownership of our common shares or other equity securities or the exercise by any person of any ownership right of our common shares or other equity securities may result in a Communications Law Limitation, we will have the absolute right to (i) refuse to issue common shares or other equity securities to such person; (ii) refuse to permit or recognize a transfer (or attempted transfer) of our common shares or other equity securities to such person and any such transfer or attempted transfer shall not be inscribed on our register(s); (iii) suspend rights attaching to such common shares or other equity securities (including, without limitation, the right to attend and vote at general meetings and the right to receive dividends or other distributions) that could cause a Communications Law Limitation; and/or (iv) compulsorily redeem the common shares or other equity securities of the Company held by such person.

In the case of a compulsory redemption, we will serve a redemption notice to the relevant shareholder specifying the shares to be redeemed, the redemption price and the place at which the redemption price is payable. The redemption price will be an amount equal to the lesser of (A) the aggregate amount paid for the shares (if acquired within the twelve months preceding the date of the redemption notice), (B) if the shares are listed on a Regulated Market (as defined below), the last price quoted for the shares on the business day immediately preceding the day on which the redemption notice is served and (C) the book value per share determined on the basis of the last published accounts prior to the day of service of the redemption notice.

In addition, we shall have the right to exercise any and all appropriate remedies, at law or in equity in any court of competent jurisdiction, against any such person, with a view towards obtaining such information or preventing or curing any situation which causes or could cause a Communications Law Limitation. Any measure taken by us under clause (i), (ii) or (iii) above shall remain in effect until the requested information has been received and/or we have determined that the ownership, proposed ownership or transfer of our common shares or other equity securities by (or to) the relevant person or that the exercise of any rights of our common shares or other equity securities by such person as the case may be, will not result in a Communications Law Limitation. Our Articles do not contain any restrictions on the holding of shares by non-Luxembourg residents.

Form and Transfer of Shares

Our shares are issued in registered form only and are freely transferable, subject to the restrictions for Communications Law Limitation reasons. Luxembourg law does not impose any limitations on the rights of Luxembourg or non-Luxembourg residents to hold or vote our shares (to the extent voting rights are attached to the shares).

We may appoint registrars in different jurisdictions, each of whom may maintain a separate register for the shares entered in such register. We have appointed American Stock Transfer & Trust Company as our registrar and transfer agent, and all shares and shareholders are transferred from the register held at our registered office to the register held by our registrar and transfer agent. The holders of our shares may elect to be entered in one of the registers and to be transferred from time to time from one register to another register provided that our board of directors may impose transfer restrictions for shares that are registered, listed, quoted, dealt in, or have been placed in certain jurisdictions in compliance with the requirements applicable therein. The transfer to the register kept at our registered office may always be requested by a shareholder.

In addition, our Articles provide that our shares may be held through a securities settlement system or a professional depository of securities. Shares held in such manner generally have the same rights and obligations as shares recorded in our shareholder register(s). Shares held through a securities settlement system or a professional depository of securities may be transferred in accordance with customary procedures for the transfer of securities in book-entry form.

Issuance of Shares

Pursuant to the Luxembourg law of August 10, 1915 on commercial companies, as amended, the issuance of shares in the Company requires the approval by the general meeting of shareholders at the quorum and majority provided for the amendment of its Articles. See “—Amendment to the Consolidated Articles of Incorporation” and “—General Meeting of Shareholders.” The general meeting of shareholders may approve an authorized unissued share capital and authorize the board of directors to issue shares up to the maximum amount of such authorized unissued share capital for up to a period ending on the fifth anniversary of the date of the relevant general meeting having granted such approval. The general meeting may amend, renew or extend such authorized share capital and authorization to the board of directors to issue shares and the related waivers.

Our board has been authorized to issue common shares within the limits of the authorized unissued share capital at such times and on such terms and conditions as the board or its delegates may in its or their discretion resolve for a period ending on June 21, 2023.

Our Articles provide that no fractional shares may be issued, and no fractions of shares shall exist at any time.

Our common shares have no conversion rights, and there are no redemption or sinking fund provisions applicable to our common shares.

Preemptive Rights

Unless limited or cancelled by the board of directors, holders of our shares have a right to subscribe for any new shares issued for cash consideration which is in proportion to the shares already held by such holders. In accordance with the decision of a general meeting of our shareholders, our Articles provide that preemptive rights and related procedures can be waived, suppressed or limited by the board of directors for a period ending on June 21, 2023. Such authorization to suppress preemptive rights may be renewed, amended or extended by decision of a general meeting of our shareholders.

Share Repurchases

We cannot subscribe for our own shares. We may, however, repurchase issued shares or have another person repurchase issued shares for our account, generally subject to the following conditions:

•

the prior authorization of the general meeting of shareholders (at the quorum and majority for ordinary resolutions), which authorization sets forth the terms and conditions of the proposed repurchases and in particular the maximum number of shares to be repurchased, the duration of the period for which the authorization is given (which may not exceed five years) and, in the case of repurchases for consideration, the minimum and maximum consideration per share;

•

the repurchase may not reduce our net assets on a non-consolidated basis to a level below the aggregate of the issued share capital and the reserves that we must maintain pursuant to Luxembourg law or our Articles; and

•	only fully paid up shares may be repurchased.

The general meeting of shareholders has authorized the Company, or any wholly owned subsidiary (or any person acting on their behalf), to purchase, acquire, receive or hold shares in the Company from time to time up to 20% of the issued share capital and up to an additional 20% of the issued share capital for repurchases by the Company in relation with the Communications Law Limitation, in each case on the following terms and on such terms as referred to below and as shall further be determined by the board of directors of the Company. Such authorization is valid (subject to renewal) for a period ending on June 21, 2023.

Acquisitions may be made in any manner, including, without limitation, by tender or other offers, buyback programs, over the stock exchange or in privately negotiated transactions or in any other manner as determined by the board of directors (including derivative transactions or transactions having the same or similar economic effect as an acquisition and by redemption for Communications Law Limitation reasons).

In the case of acquisitions for value:

(i) in the case of acquisitions other than those made in the circumstances set forth under (ii) below, for a net purchase price which is (x) no less than 50% of the lowest stock price of the relevant class of shares and (y) no more than 50% above the highest stock price of the relevant class of shares, where such stock price is the closing price of the relevant class of shares, as reported by the New York City edition of the Wall Street Journal, or, if not reported therein, any other authoritative source to be selected by the board of directors (hereafter, the “closing price”), over the ten (10) trading days preceding the date of the purchase (or, as the case may be, the date of the commitment to the transaction or the date of the redemption notice in case of a redemption for Communications Law Limitation reasons); and

(ii) in the case of a tender offer (or if deemed appropriate by the board of directors, a buyback program):

(a) in the case of a formal offer being published, for a set net purchase price or a purchase price range, which is (x) no less than 50% of the lowest share price of the relevant class of shares and (y) no more than 50% above the highest share price of the relevant class of shares, where such share price is the closing price of the relevant class of shares over the ten (10) trading days preceding the offer publication date; provided, however, that if the stock exchange price during the offer period fluctuates by more than 10%, the board of directors may adjust the offer price or range to accommodate such fluctuations; and

(b) in the case of a public request for sell offers being made, a price range may be set (and revised by the board of directors as deemed appropriate), provided that acquisitions may be made at a price which is (x) no less than 50% of the lowest share price of the relevant class of shares and (y) no more than 50% above the highest share price of the relevant class of shares, where such share price is the closing price of the relevant class of shares over a period determined by the board of directors; provided, that such period may not start more than five (5) trading days before the relevant sell offer start date and may not end after the last day of the relevant sell offer period.

Pursuant to Luxembourg law, the acquisition offer must be made on the same terms and conditions to all the shareholders who are in the same position, except for acquisitions which were unanimously decided by a general meeting at which all the shareholders were present or represented. In addition, as a listed company we may repurchase our own shares on the stock exchange without an acquisition offer having to be made to the shareholders.

In addition, pursuant to Luxembourg law, the board of directors may repurchase shares without the prior authorization of the general meeting of shareholders if necessary to prevent serious and imminent harm to the Company, or if the acquisition of shares has been made in view of the distribution thereof to our staff.

Capital Increase and Reduction

Our Articles provide that the issued and/or unissued authorized share capital may be increased or reduced, subject to the approval by the general meeting of shareholders at the quorum and majority rules provided for the amendment of our Articles. See “—Amendment to the Consolidated Articles of Incorporation” and “—General Meeting of Shareholders.”

General Meeting of Shareholders

In accordance with Luxembourg law and our Articles, any regularly constituted general meeting of our shareholders has the power to order, carry out or ratify acts relating to the operations of the Company.

Our annual general meeting of shareholders shall be held at our registered office, or at such other place in Luxembourg as may be specified in the notice of the meeting within six months of the end of our accounting year. Other general meetings of shareholders may be convened at any time.

Each of our shares generally entitles the holder thereof to attend our general meeting of shareholders, either in person or by proxy, to address the general meeting of shareholders and to exercise voting rights attached to his relevant shares (if any), except in limited circumstances as set forth in our Articles because of the suspension of rights attaching to certain of our shares for Communications Law Limitation reasons or if the shares are jointly held by more than one person. There is no minimum shareholding required to be able to attend or vote at a general meeting of shareholders.

A shareholder entitled to vote may act at any general meeting of shareholders by appointing another person (who need not be a shareholder) as his proxy, which proxy shall be in writing and comply with such requirements as determined by our board with respect to the attendance to the general meeting, and proxy forms in order to enable shareholders to exercise their right to vote. All proxies must be received by us (or our agents) no later than the day determined by our board of directors.

Our board of directors may determine a date preceding any general meeting of shareholders as the record date for admission to, and voting any of our shares entitled to vote at, the general meeting (“Record Date”). If a Record Date is determined for the admission to and voting at a general meeting of shareholders, only those persons holding shares entitled to vote on the Record Date may attend and vote at a general meeting (and only those shares held by them on the Record Date). When convening a general meeting of shareholders, we will file an announcement with the RCS and publish the notice on the Recueil électronique des sociétés et associations and in a newspaper published in Luxembourg at least fifteen days before the meeting, and in accordance with the requirements of any exchange on which our shares are listed. If all of our shareholders are present or represented at a general meeting of shareholders, the general meeting may be held without prior notice or publication. These convening notices must contain the agenda of the meeting and set out the conditions for attendance and representation at the meeting.

Voting Rights

Each of our shares entitled to vote under our Articles or Luxembourg law generally entitles the holder thereof to one vote at a general meeting of shareholders, except in limited circumstances because of the suspension of rights attaching to certain of our shares for Communications Law Limitation reasons or if the shares are jointly held by more than one person and they have failed to designate a single representative to exercise such voting rights. To vote at meetings, shareholders entitled to vote must duly evidence their shareholdings as of the Record Date either by inscription in our register(s) of shareholders or by way of a certificate from their bank, broker or other similar nominee.

Luxembourg law distinguishes between ordinary resolutions and extraordinary resolutions. Extraordinary resolutions relate to proposed amendments to the Articles and certain other limited matters. All other resolutions are ordinary resolutions.

Extraordinary Resolutions. Extraordinary resolutions are generally required for any of the following matters, among others: (a) an increase or decrease of the authorized or issued capital, (b) a limitation or exclusion of preemptive rights, (c) approval of a statutory merger or de-merger (scission), (d) dissolution of the Company and (e) an amendment to our Articles.

For any extraordinary resolutions to be considered at a general meeting, the quorum must generally be at least one-half of our issued share capital to which voting rights are attached under our Articles or Luxembourg law, unless otherwise provided by our Articles or mandatorily required by law. If such quorum is not present, a second general meeting may be convened at a later date with no quorum according to the appropriate notification procedures (subject, however, to the majority requirement that may apply to certain resolutions). Extraordinary resolutions must generally be adopted at a general meeting (except as otherwise provided by mandatory law or our Articles) by a two-thirds majority of the votes validly cast on such resolution by shareholders entitled to vote. Abstentions are not considered “votes.” However, our Articles require the affirmative vote of at least two-thirds (2/3) of our issued shares entitled to vote to approve resolutions for the amendment of certain provisions of our Articles and subject in certain circumstances to a higher majority as required under our Articles or Luxembourg law. See “—Amendment to the Consolidated Articles of Incorporation.”

Ordinary Resolutions. No quorum is required for any ordinary resolutions to be considered at a general meeting. Ordinary resolutions are adopted by a simple majority of votes validly cast on such resolution by shareholders entitled to vote, subject in certain circumstances to a higher majority as required under our Articles or Luxembourg law. Abstentions are not considered “votes.”

Appointment and Removal of Directors. Members of the board of directors may be elected by a simple majority of the votes validly cast at any general meeting of shareholders. Under our Articles, our directors are appointed by the general meeting of shareholders for a period of up to three years (or, if longer, up to the annual meeting held following the third anniversary of the appointment), with each director serving until the third annual general meeting of shareholders following their election. Any director may be removed with or without cause by a simple majority vote by the general meeting of shareholders. Our Articles provide that in case of a vacancy, the board of directors may elect a director to fill the vacancy.

Luxembourg law and our Articles do not contain any restrictions as to the voting of our shares (to the extent voting rights are attached to such shares) by non-Luxembourg residents.

Amendment to the Consolidated Articles of Incorporation

Luxembourg law generally requires an extraordinary general meeting of shareholders to act upon an amendment to the Articles. The agenda of the extraordinary general meeting of shareholders must indicate the proposed amendments to the Articles.

An extraordinary general meeting of shareholders convened for the purpose of amending the Articles must generally have a quorum of at least one-half of our issued share capital to which voting rights are attached under our Articles or Luxembourg law unless otherwise provided by our Articles or mandatorily required by law. If such quorum is not reached, the extraordinary general meeting of shareholders may be reconvened at a later date with no quorum according to the appropriate notification procedures subject, however, to the majority requirements which may apply to certain resolutions. Irrespective of whether the proposed amendment will be subject to a vote at the first or a subsequent extraordinary general meeting of shareholders, the amendment is generally subject to the approval of at least two-thirds of the votes validly cast unless otherwise provided by mandatory law or our Articles.

Our Articles provide, subject to other quorum and majority requirements provided by Luxembourg law, that the affirmative vote of at least two-thirds (2/3) of our issued shares entitled to vote is required to amend the following provisions of our Articles:

•	the provisions relating to a board of directors that is divided into three classes with staggered terms;

•

the provisions relating to the advance notice procedures for nominations of candidates for the election of directors by shareholders holding less than 10% of our issued share capital, whether individually or collectively with a group, as described below;

•

the provisions relating to restrictions on ownership or transfer of our common shares and other equity securities if in particular the ownership or transfer (i) is or may be inconsistent with or in violation of any provision of the Communications Laws, (ii) may limit or impair any of our business activities or proposed business activities under the Communications Laws, or (iii) may subject us to any specific law, regulation, rule, policy or provision under the Communications Laws, and the request for information relating thereto and the actions which may be taken by the Company, including the suspension of rights attaching to our common shares or other equity securities and the redemption of our common shares or other equity securities in relation thereto; and

•	the provisions requiring the affirmative vote of two-thirds (2/3) of our shares issued and entitled to vote for the amendment of certain provisions of our Articles.

Any resolutions to amend the Articles must be taken before a Luxembourg notary and such amendments must be published in accordance with Luxembourg law.

Merger and Division

A merger by absorption whereby a Luxembourg company, after its dissolution without liquidation, transfers to the absorbing company all of its assets and liabilities in exchange for the issuance to the shareholders of the company being acquired of shares in the acquiring company, or a merger effected by transfer of assets to a newly incorporated company, must, in principle, subject to certain exceptions, be approved by an extraordinary resolution of shareholders of the Luxembourg company to be held before a notary. Similarly, a de-merger of a Luxembourg company is generally subject to the approval by an extraordinary resolution of shareholders.

Liquidation

In the event of the liquidation, dissolution or winding-up of the Company, the assets remaining after allowing for the payment of all liabilities will be paid out to the shareholders pro rata based on their respective shareholdings. The decision to voluntarily liquidate, dissolve or wind-up requires the approval by an extraordinary resolution of shareholders of the Company to be held before a notary.

No Appraisal Rights

Neither Luxembourg law nor our Articles provide for any appraisal rights of dissenting shareholders.

Distributions

Each common share is generally entitled to participate equally in distributions if and when declared by the general meeting of shareholders or, in the case of interim dividends, the board of directors, out of funds legally available for such purposes. Pursuant to the Articles, the general meeting of shareholders may approve distributions and the board of directors may declare interim distributions to the extent permitted by Luxembourg law.

Declared and unpaid distributions held by us for the account of the shareholders shall not bear interest. Under Luxembourg law, claims for unpaid distributions will lapse in our favor five years after the date such distribution has been declared.

Annual Accounts

Each year, the board of directors must prepare annual accounts that include an inventory of the assets and liabilities of the Company together with a balance sheet and a profit and loss account. The board of directors must generally also prepare, each year, consolidated accounts and management reports on the annual accounts and consolidated accounts. The annual accounts, the consolidated accounts, the management report and the auditor’s reports must be available for inspection by shareholders at the Company’s registered office at least 8 calendar days prior to the date of the annual general meeting of shareholders.

The annual accounts and the consolidated accounts, after approval by the general meeting of shareholders, must be filed with the RCS within seven months of the close of the financial year.

Forum for Certain Shareholder Actions

Our Articles provide that the competent Luxembourg courts shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a duty owed by any director or officer of the Company to the Company or the Company’s shareholders, (iii) any action asserting a claim against the Company arising pursuant to any provision of the Luxembourg law of August 10, 1915 on commercial companies and the law dated December 19, 2002 concerning the register of commerce and of companies as well as the accounting and the annual accounts of undertakings or the Company’s Articles and (iv) any action asserting a claim against the Company with respect to its internal affairs, relationship with its shareholders or other holders of interest, its directors, officers, or any action as to its Articles or other constitutional or governing documents.

Information Rights

Luxembourg law gives shareholders limited rights to inspect certain corporate records 8 calendar days prior to the date of the annual general meeting of shareholders, including the annual accounts with the list of directors and auditors, the consolidated accounts, the list of sovereign debt, shares, bonds and other company securities making up the portfolio, a list of shareholders whose shares are not fully paid-up, the management report(s) and the auditor’s report.

Board of Directors

The management of the Company is vested in a board of directors. Our Articles provide that the board must comprise at least three members and not more than twenty. The number of directors is determined and the directors are appointed at the general meeting of shareholders (except in case of a vacancy in the office of a director because of death, retirement, resignation, dismissal, removal or otherwise, the remaining directors appointed by the general meeting may fill such vacancy by majority vote and appoint a successor in accordance with applicable Luxembourg law).

Under Luxembourg law, directors are appointed for a period of up to six years. Our board is divided into three classes as described below. Pursuant to our Articles, our directors are appointed by the general meeting of shareholders for a period of up to three years (or, if longer, up to the annual meeting held following the third anniversary of the appointment), with each director serving until the third annual general meeting of shareholders following their election. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the general meeting of shareholders in the year in which their term expires. The directors shall be eligible for re-election. Luxembourg law does not, and our Articles do not, contain a retirement age limit requirement or a requirement for a minimum shareholding of directors.

A majority of the members of the board in office (and able to vote) present or represented at a board meeting constitutes a quorum, and resolutions are adopted by the simple majority vote of all votes cast. The board may also take decisions by means of resolutions in writing signed by all directors. Our Articles do not contain any limit as to the borrowing powers exercisable by our board of directors.

Our board may delegate the daily management of the business of the Company, as well as the power to represent the Company in its day-to-day business, to individual directors or other officers or agents of the

Company (with power to sub-delegate). In addition the board of directors may delegate the daily management of the business of the Company, as well as the power to represent the Company in its day-to-day business, to an executive or other committee as it deems fit, and has done so. The board of directors shall determine the conditions of appointment and dismissal as well as the remuneration and powers of any person or persons so appointed. The board of directors may determine the purpose, powers and authorities as well as the procedures and such other rules as may be applicable to committees it creates.

No contract or other transaction between the Company and any other company or firm shall be affected or invalidated by the fact that any one or more of the directors or officers of the Company is interested in, or is a director, associate, officer, agent, adviser or employee of such other company or firm. Any director or officer who serves as a director, officer or employee or otherwise of any company or firm which the Company shall contract or otherwise engage in business shall not, by reason of such affiliate with such other company or firm only, be prevented from considering and voting or acting upon any matter with respect to such contract or other business.

Any director having a direct or indirect financial interest in a transaction submitted for approval to the board conflicting with our interest shall indicate this interest to the board of directors and shall not deliberate or vote on the relevant matter to the extent provided for by law. Any conflict of interest arising at the level of the board of directors shall be reported to the next general meeting of shareholders before any resolution as and to the extent required by Luxembourg law. The compensation of the directors is submitted to the general meeting for approval.

Directors and other officers of the Company and its direct and indirect subsidiaries, past and present, are entitled to indemnification from us to the fullest extent permitted by law against liability and all expenses reasonably incurred by him or her in connection with any claim, action, suit or proceeding in which he or she is involved by virtue of his or her being or having been such a director or officer.

No indemnification will be provided to a director or officer against any liability to us or our shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office or with respect to any matter as to which the director has been finally adjudicated to have acted in bad faith and not in the interest of the Company or, as the case may be, the relevant subsidiary. No indemnification will be provided in the event of a settlement unless approved by a court or the board.

Our Articles also permit us to purchase and maintain insurance on behalf of a director or officer for any liability arising out of his or her actions as a director or officer of the Company or any direct or indirect subsidiary of the Company. We maintain directors’ and officers’ insurance to protect our officers and directors from specified liabilities that may arise in the course of their service to us in those capacities.

Unless otherwise determined by our board of directors, candidates for election to the board have to provide to the Company (i) a completed written questionnaire with respect to the background and qualification of such person (which questionnaire shall be provided by the Company upon written request), (ii) such information as the Company may request, including, without limitation, as may be required, necessary or appropriate pursuant to any laws or regulation (including any rules, policies or regulation of any official stock exchange or securities exchange market in the European Union, the United States or elsewhere where our common shares are listed or traded (a “Regulated Market”) applicable to the Company and (iii) the written representation and undertaking that such person would be in compliance, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading and other policies and guidelines of the Company or under applicable law that are applicable to directors. Any candidate to be considered must comply as to his/her qualification and affiliations with any laws, regulations, rules or policies (including any rules, policies or regulation of any Regulated Market) applicable to the Company.

Any proposal by shareholder(s) holding less than 10% of our issued share capital, of candidate(s) for election to our board of directors by the general meeting must be received by the Company in writing pursuant to the provisions set forth in our Articles. Our Articles provide for certain time frames within which such a proposal must be received and the information, consents and undertakings which must be contained in a notice of proposal (including on or by the nominating shareholder(s) and the candidate). If the nominating shareholder(s) (or a qualified representative thereof) do not appear at the applicable general meeting to make the proposal, such proposal shall be disregarded, notwithstanding that proxies in respect thereof may have been received by the Company.

Certain Anti-Takeover Provisions

We are governed by Luxembourg law. Our Articles contain provisions that could make more difficult the acquisition of us by means of a tender offer, a proxy contest or otherwise, that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares, or to remove or replace our current management.

Classified Board. Our board of directors is divided into three classes. The members of our board of directors serve staggered terms of up to three years.

Proposals from Shareholders for any General Meeting. Proposals from shareholders for any general meeting may only be made in compliance with the Luxembourg law of August 10, 1915 on commercial companies, which, among other things, regulates minimum shareholding requirements for the submission of proposals and the form and time periods in which such proposals shall be made and Rule 14a-8 of the Exchange Act and our Articles and will only be accepted by the Company if required by such Luxembourg law and Rule 14a-8 and our Articles.

Vacancies. Vacancies on our board of directors may be filled by a majority vote of the remaining members of our board of directors appointed by the general meeting.

Advance Notice Requirements for Director Nominations. Our Articles provide that shareholders holding less than 10% of our issued shares seeking to nominate candidates for election as directors at a general meeting of shareholders must provide timely notice thereof in writing.

Any proposal by shareholder(s) who hold less than 10% of our issued shares, individually or collectively with a group, of candidates for election to the board of directors by the annual general meeting must be received by the Company in writing, unless otherwise provided by mandatory law, not less than ninety (90) days and no more than one hundred and twenty (120) days prior to the one (1) year anniversary of the first mailing of the notice relating to the preceding year’s annual general meeting; provided that, in the event the date of such annual general meeting is advanced by more than thirty (30) days prior to, or delayed by more than thirty (30) days after, the one (1) year anniversary of the previous year’s annual general meeting, the notice of candidates must be received in writing by the Company not earlier than the close of business (local time, CET) on the one hundred and twentieth (120th) day prior to such annual general meeting and not later than the close of business (CET) on the later of the ninetieth (90th) day prior to such annual general meeting and the tenth (10th) day following the day on which the first public announcement of such (advanced or delayed) annual general meeting is made. Any proposal by shareholder(s) holding less than 10% of our issued shares, individually or collectively with a group, of candidates for election to the board of directors at a general meeting other than the annual general meeting (such proposal being only admissible if the election of members to the board is referenced as an agenda item of such general meeting), must be received by the Company in writing not earlier than the close of business (CET) on the one hundred and twentieth (120th) day prior to such general meeting and not later than the close of business (CET) on the later of the ninetieth (90th) day prior to such general meeting and the tenth (10th) day following the day on which the first public announcement of such general meeting is made. Any such proposal of candidates must include certain information as provided for in our Articles in order to be taken into account. These provisions may preclude shareholders from proposing candidates for the election of directors by the general meeting of shareholders.

Restrictions on Share Ownership for Communications Law Regulatory Reasons. Our Articles restrict the ownership or transfer of our common shares or other equity securities because of the Communications Law Limitation. In addition, our Articles allow the Company to request certain information from shareholders, to suspend the rights attaching to our common shares or other equity securities and to redeem our common shares or other equity securities, in each case to avoid an Communications Law Limitation. See “—Communications Law Limitation.”

Amendment of the Consolidated Articles of Incorporation. Our Articles provide, subject to other quorum and majority requirements provided by our Articles or Luxembourg law, that the affirmative vote of two-thirds (2/3) of our shares entitled to vote is required to amend certain provisions of our Articles. See “—Amendment to the Consolidated Articles of Incorporation.”

Limitation of Officer and Director Liability. Our Articles provide that the Company shall, subject to certain conditions, indemnify to the fullest extent permitted by applicable law, any director or officer of the Company or its subsidiaries against liability and against all expenses reasonably incurred or paid by him or her in connection with any claim, action, suit or proceeding in which he or she becomes involved as a party or otherwise by virtue of his or her being or having been a director or officer of the Company or a direct or indirect subsidiary of the Company and against amounts paid or incurred by him or her in the settlement thereof. In addition, we have entered into separate indemnification agreements with each of our directors and executive officers. Our Articles also permit us to purchase and maintain insurance on behalf of a director or officer for any liability arising out of his or her actions as a director or officer of the Company or any direct or indirect subsidiary of the Company. We maintain directors’ and officers’ insurance to protect our officers and directors from specified liabilities that may arise in the course of their service to us in those capacities.

These provisions in our Articles and provisions of Luxembourg law may have the effect of delaying, deterring or preventing a change of control.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is American Stock Transfer & Trust Company, and all shares and shareholders have been transferred from the register held at our registered office to the register held on our behalf by American Stock Transfer & Trust Company as our transfer agent and registrar. The holders of our shares may elect to be entered in one of the registers and to be transferred from time to time from one register to another register provided that our board of directors may however impose transfer restrictions for shares that are registered, listed, quoted, dealt in, or have been placed in certain jurisdictions in compliance with the requirements applicable therein. The transfer to the register kept at the Company’s registered office may always be requested by a shareholder.

Listing; Price Range of Common Shares

Our common shares are listed on the NYSE under the symbol “I.” For information regarding the high and low market prices for our common shares for certain periods, see “The Offer and Listing” in our annual report on Form 20-F for the year ended December 31, 2017, which is incorporated by reference in this prospectus, or similar sections in subsequent filings incorporated by reference in this prospectus.

Governance Agreement

In connection with our initial public offering, we entered into a Governance Agreement with a shareholder affiliated with BC Partners (the “BC Shareholder”), a shareholder affiliated with Silver Lake (the “Silver Lake Shareholder”) and Mr. McGlade (as amended from time to time, the “Governance Agreement”).

Board of Directors

The Governance Agreement provided for the composition of our board of directors at the completion of our IPO, and thereafter, including:

•	our Chairman and former Chief Executive Officer, Mr. McGlade;

•	Four directors nominated by the BC Shareholder;

•	One director nominated by the Silver Lake Shareholder; and

•	Three independent directors.

As of the date of this prospectus, our board of directors consists of seven members, including David McGlade, two nominees of the BC Shareholder (in accordance with its rights described below), Raymond Svider and Justin Bateman, Stephen Spengler, our Chief Executive Officer (also a BC Shareholder nominee), and three independent directors, Edward Kangas, John Diercksen and Robert Callahan. The BC Shareholder has chosen not to nominate a fourth director, and the Silver Lake Shareholder has elected not to nominate a director.

The Governance Agreement also provides that we will appoint additional independent directors to our board as necessary to comply with SEC rules or NYSE rules, in which case each of the BC Shareholder and the Silver Lake Shareholder will be entitled to a proportionate increase in the number of directors it is entitled to nominate.

In addition, the Governance Agreement provides that the BC Shareholder has the right to nominate four directors for election to the board as long as the BC Shareholder owns at least 35% of our outstanding common shares on a fully diluted basis, after giving effect to convertible and exchange securities held by the BC Shareholder. However, the BC Shareholder’s nomination rights will decrease if the BC Shareholder’s ownership is less than 35% as follows:

Percentage Ownership of BC Shareholder	Number of Directors to be Nominated by the BC Shareholder
25% or greater but less than 35%	3
15% or greater but less than 25%	2
5% or greater but less than 15%	1

The Silver Lake Shareholder has the right to nominate one director for election to the board as long as the Silver Lake Shareholder owns at least the lesser of (x) 50% of the common shares held by it on the date of the Governance Agreement, April 23, 2013, and (y) shares representing at least 5% of our outstanding common shares. If either the BC Shareholder or the Silver Lake Shareholder is not entitled to nominate a director for election to the board but remains a shareholder, it will be entitled to certain information rights.

In the event that the BC Shareholder’s or Silver Lake Shareholder’s nomination rights are decreased as described above, each shareholder will agree to cause their respective director or directors to resign from the board as appropriate to reflect the decrease, and, subject to the rights described above, the majority of the remaining directors on the board appointed by the general meeting may fill such vacancy with any person other than a person affiliated with the BC Shareholder or the Silver Lake Shareholder.

We have agreed to include the director nominees proposed by the BC Shareholder and Silver Lake Shareholder on each slate of nominees for election to the board, to recommend the election of those nominees to our shareholders and to use commercially reasonable efforts to have them elected to the board.

Voting Agreements

Under the Governance Agreement, each of the BC Shareholder, the Silver Lake Shareholder and Mr. McGlade has agreed to vote all shares held by it or him in favor of the directors nominated as described above and in furtherance of the removal of any directors by the BC Shareholder or the Silver Lake Shareholder under the terms of the Governance Agreement.

Other Provisions

Under the Governance Agreement, the Silver Lake Shareholder has certain tag-along rights on transfers by the BC Shareholder, and the BC Shareholder has drag-along rights with respect to the Silver Lake Shareholder under certain circumstances. The Governance Agreement also contains customary confidentiality provisions.

Termination

The Governance Agreement will terminate upon the earlier of (i) the tenth anniversary of the date of the agreement and (ii) the day on which the BC Shareholder and the Silver Lake Shareholder no longer are entitled to nominate directors under the Governance Agreement.

Registration Rights Agreements

Intelsat is a party to three shareholders agreements: (1) a management shareholders agreement (as amended, the “Management Shareholders Agreement”) with the Sponsors and certain members of management (the “Management Shareholders”), including Mr. McGlade; (2) a shareholders agreement (as amended, the “Sponsors Shareholders Agreement”) with the Sponsors; and (3) a shareholders agreement (as amended, the “Other Equity Investors Shareholders Agreement”) with the Sponsors and two additional shareholders (the “Other Equity Investors”). The “Sponsors” collectively refer to funds controlled by BC Partners Holdings Limited, two investment funds controlled by Silver Lake Partners, L.P. and certain other equity investors.

Under the Sponsors Shareholders Agreement, the Other Equity Investors Shareholders Agreement and letter agreements with certain executives and former executives, we have granted the Sponsors, the Other Equity Investors and Mr. McGlade and certain former executives certain registration rights. Subject to certain exceptions, including the Company’s right to defer a demand registration under certain circumstances, the Sponsors are entitled to unlimited demand registrations. Under the respective agreement, each Sponsor and Mr. McGlade are entitled to piggyback registration rights with respect to any registrations by the Company for its own account or for the account of other shareholders (or in the case of Mr. McGlade, solely the Sponsors), subject to certain exceptions. The registration rights are subject to customary limitations and exceptions, including the Company’s right to withdraw or defer the registration or a sale pursuant thereto in certain circumstances and certain cutbacks by the underwriters if marketing factors require a limitation on the number of shares to be underwritten in a proposed offering. The Other Equity Investors and other former executives are no longer entitled to registration rights pursuant to the foregoing agreements.

In connection with the registrations described above, the Company has agreed to indemnify the shareholders against certain liabilities. In addition, except for the Sponsors Shareholders Agreement, which provides that certain fees, costs and expenses will be paid pro rata by the Company and selling shareholders based on the number of securities to be sold in the offering, the Company will bear all fees, costs and expenses (excluding underwriting discounts and commissions and similar brokers’ fees, transfer taxes and certain costs of more than one counsel for the selling shareholders).

Differences in Corporate Law

We are incorporated under the laws of the Luxembourg. The following discussion summarizes material differences between the rights of holders of our common shares and the rights of holders of the common stock of a typical corporation incorporated under the laws of the state of Delaware, which result from differences in governing documents and the laws of Luxembourg and Delaware.

This discussion does not purport to be a complete statement of the rights of holders of our common shares under applicable Luxembourg law and our Articles or the rights of holders of the common stock of a typical corporation under applicable Delaware law and a typical certificate of incorporation and bylaws.

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Board of Directors

A typical certificate of incorporation and bylaws would provide that the number of directors on the board of directors will be fixed from time to time by a vote of the majority of the authorized directors. Under Delaware law, a board of directors can be divided into classes and cumulative voting in the election of directors is only permitted if expressly authorized in a corporation’s certificate of incorporation.

Pursuant to the Luxembourg law dated August 10, 1915, as amended (“Luxembourg Corporate Law”), the board of directors must be composed of at least three directors. They are appointed by the general meeting of shareholders (by proposal of the board, the shareholders or a spontaneous candidacy) by a simple majority of the votes validly cast. Directors may be re-elected but the term of their office may not exceed six years. The articles of incorporation of a company may provide for different classes of directors.

Our board is divided into three classes as described below. Pursuant to our Articles, our directors are appointed by the general meeting of shareholders for a period of up to three years (or, if longer, up to the annual meeting held following the third anniversary of the appointment), with each director serving until the third annual general meeting of shareholders following their election. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the general meeting of shareholders in the year in which their term expires.

It results from our Articles that in case of a vacancy, the remaining board members appointed by the general meeting may by majority vote elect a director to fill the vacancy. See “Comparison of Certain Shareholder Rights—Filling Vacancies on the Board of Directors.”

Each director (including the chairman) has one vote.

Our Articles provide that the board may set up committees and determine their composition, powers and rules.

Our Articles provide for specific notice and procedural requirements for proposals of candidates for the election to the board of directors by the general meeting made by shareholders owning less than 10% of our outstanding shares.

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Limitation on Personal Liability of Directors

A typical certificate of incorporation provides for the elimination of personal monetary liability of directors for breach of fiduciary duties as directors to the fullest extent permissible under the laws of the State of Delaware, except for liability (i) for any breach of a director’s loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to the liability of directors for unlawful payment of a dividend or an unlawful stock purchase or redemption) or (iv) for any transaction from which the director derived an improper personal benefit. A typical certificate of incorporation would also provide that if the Delaware General Corporation Law is amended so as to allow further elimination of, or limitations on, director liability, then the liability of directors will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

Luxembourg Corporate Law provides that directors do not assume any personal obligations for commitments of the company. Directors are liable to the company for the execution of their duties as directors and for any misconduct in the management of the company’s affairs.

Directors are further jointly and severally liable both to the company and, as the case may be, to any third parties, for damages resulting from violations of the law or the Articles of the company. Directors will only be discharged from such liability for violations to which they were not a party, provided no misconduct is attributable to them and they have reported such violations at the first general meeting after they had knowledge thereof.

In addition, directors may under specific circumstances also be subject to criminal liability, such as in the case of an abuse of corporate assets.

Our Articles provide that directors and officers, past and present, are entitled to indemnification from the Company to the fullest extent permitted by law against liability and all expenses reasonably incurred by him/her in connection with any claim, action, suit or proceeding in which he/she is involved by virtue of his/her being or having been a director or officer.

Our Articles further provide that we may purchase and maintain insurance or furnish similar protection or make other arrangements, including, but not limited to, providing a trust fund, letter of credit or surety bond on behalf of our directors or officers against any liability asserted against them or incurred by or on behalf of them in their capacity as a director or officer.

Interested Shareholders

Section 203 of the Delaware General Corporation Law generally prohibits a Delaware corporation from engaging in specified corporate transactions (such as mergers, stock and asset sales, and loans) with an “interested shareholder” for three years following the time that the shareholder becomes an interested shareholder. Subject to specified exceptions, an “interested shareholder” is a person or group that owns	Under Luxembourg Corporate Law, no restriction exists as to the transactions that a shareholder may conclude with the company (except for certain limited exceptions). The transaction must, however, be in the corporate interest of the company.

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15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock at any time within the previous three years.

A Delaware corporation may elect to “opt out” of, and not be governed by, Section 203 through a provision in either its original certificate of incorporation, or an amendment to its original certificate or bylaws that was approved by majority shareholder vote. With a limited exception, this amendment would not become effective until 12 months following its adoption.	Not applicable.

Removal of Directors

A typical certificate of incorporation and bylaws provide that, subject to the rights of holders of any preferred shares, directors may be removed with or without cause at any time by the affirmative vote of the holders of at least a majority, or in some instances a supermajority, of the voting power of all of the then outstanding shares entitled to vote generally in the election of directors, voting together as a single class. A certificate of incorporation could also provide that such a right is only exercisable when a director is being removed for cause (removal of a director only for cause is the default rule in the case of a classified board).	Pursuant to Luxembourg Corporate Law, directors may be removed at any time with or without cause by the general meeting of shareholders by a simple majority of the votes validly cast.

Filling Vacancies on the Board of Directors

A typical certificate of incorporation and bylaws provide that, subject to the rights of the holders of any preferred shares, any vacancy, whether arising through death, resignation, retirement, disqualification, removal, an increase in the number of directors or any other reason, may be filled by a majority vote of the remaining directors, even if such directors remaining in office constitute less than a quorum, or by the sole remaining director. Any newly elected director usually holds office for the remainder of the full term expiring at, in the case of a non-classified board, the next annual meeting of shareholders, or, in the case of a classified board, the annual meeting of shareholders at which the term of the class of directors to which the newly elected director has been elected expires.

Luxembourg Corporate Law provides that, in the event of a vacancy of a director seat, the remaining directors appointed by the general meeting may, unless the articles of the company provide otherwise, provisionally fill such vacancy until the next general meeting at which the shareholders will be asked to confirm the appointment.

The decision to fill a vacancy must be taken by the remaining directors by simple majority vote.

Our Articles provide that vacancies for reasons of death, retirement, resignation, dismissal, removal or otherwise may be filled by simple majority decision of the remaining board members in office.

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Amendment of Governing Documents

Under the Delaware General Corporation Law, amendments to a corporation’s certificate of incorporation require the approval of shareholders holding a majority of the outstanding shares entitled to vote on the amendment. If a class vote on the amendment is required by the Delaware General Corporation Law or the certificate of incorporation, a majority of the outstanding stock of the class is required, unless a greater proportion is specified in the certificate of incorporation or by other provisions of the Delaware General Corporation Law. Under the Delaware General Corporation Law, the board of directors may amend bylaws if so authorized in the charter. The shareholders of a Delaware corporation also have the power to amend bylaws.

Under Luxembourg Corporate Law, amendments to the Articles of the company require generally an extraordinary general meeting of shareholders held in front of a public notary at which at least one half of the share capital to which voting rights are attached under our Articles or Luxembourg law is represented unless otherwise provided by our Articles or mandatorily required by law. The notice of the extraordinary general meeting shall indicate the proposed amendments to the Articles.

If the aforementioned quorum is not reached, a second general meeting may be convened by means of notices filed with the RCS and published in the Luxembourg Recueil éléctronique des sociétés et associations and in one Luxembourg newspaper at least 15 days before the meeting. The second general meeting shall be validly constituted regardless of the proportion of the share capital represented.

At both meetings, resolutions will be adopted if approved by at least two-thirds of the votes cast by shareholders entitled to vote and subject in certain circumstances to a higher majority as required under our Articles or Luxembourg law. Where classes of shares exist and the resolution to be adopted by the general meeting of shareholders changes the respective rights attaching to such shares, the resolution will be adopted only if the conditions as to quorum and majority set out above are fulfilled with respect to each class of shares. An increase of the commitments of its shareholders require however the unanimous consent of the shareholders.

Our articles provide for an increased qualified majority for certain resolutions relating to the amendment of certain provisions of our articles. See “—Amendment to the Consolidated Articles of Incorporation.”

In very limited circumstances, the board of directors may be authorized by the shareholders to amend the Articles, albeit always within the limits set forth by the shareholders. This is, among others, the case in the context of the company’s authorized unissued share capital, within which the board of directors is authorized to issue further shares or in the context of a share capital reduction and cancellation of shares.

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The board of directors is then authorized to appear in front of a notary public to record the capital increase or decrease and to amend the share capital set forth in the Articles.

Meetings of Shareholders

Annual and Special Meetings

Typical bylaws provide that annual meetings of shareholders are to be held on a date and at a time fixed by the board of directors. Under the Delaware General Corporation Law, a special meeting of shareholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws.

Quorum Requirements

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation or bylaws can specify the number of shares which constitute the quorum required to conduct business at a meeting, provided that in no event shall a quorum consist of less than one-third of the shares entitled to vote at a meeting.

Pursuant to Luxembourg Corporate Law, at least one annual general meeting of shareholders must be held each year in Luxembourg. The purpose of such annual general meeting is in particular to approve the annual accounts, allocate the results, proceed to statutory appointments and grant discharge to the directors. The annual general meeting must be held within six months of the end of each financial year of the company.

Our Articles provide that our annual general meeting shall be held within six months of the end of our financial year.

Other meetings of shareholders may be convened.

Pursuant to Luxembourg law, the board of directors is obliged to convene a general meeting so that it is held within a period of one month of the receipt of a written request of shareholders representing at least one-tenth of the issued capital. Such request must be in writing and indicate the agenda of the meeting.

Luxembourg Corporate Law distinguishes ordinary resolutions and extraordinary resolutions.

Extraordinary resolutions relate to proposed amendments to the Articles and certain other limited matters. All other resolutions are ordinary resolutions.

Ordinary Resolutions: Pursuant to Luxembourg law, there is no requirement of a quorum for any ordinary resolutions to be considered at a general meeting, and such ordinary resolutions shall generally be adopted by a simple majority of votes validly cast on such resolution by shareholders entitled to vote and subject in certain circumstances to a higher majority as required under our Articles or Luxembourg law. Abstentions are not considered “votes.”

Extraordinary Resolutions: Extraordinary resolutions are generally required for any of the following matters, among others: (a) an increase or decrease of

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the authorized or issued capital, (b) a limitation or exclusion of statutory preemptive rights, (c) approval of a statutory merger or de-merger (scission), (d) dissolution and (e) an amendment of the Articles. Pursuant to Luxembourg law for any extraordinary resolutions to be considered at a general meeting the quorum shall generally be at least one-half (50%) of the issued share capital to which voting rights are attached under our Articles or Luxembourg law unless otherwise required by our Articles or mandatorily required by law. If such quorum is not present, a second general meeting may be convened at which Luxembourg law does not prescribe a quorum. Any extraordinary resolution shall be adopted at a quorate general meeting (except as otherwise provided by mandatory law) at a two-thirds (2/3) majority of the votes validly cast on such resolution by shareholders entitled to vote and subject in certain circumstances to a higher majority as required under our Articles or Luxembourg law. Abstentions are not considered “votes.”

Our Articles provide for an increased qualified majority (of two-thirds of the issued shares entitled to vote and, depending on the circumstances, of two-thirds (2/3) of the shares of a specific class) for certain resolutions relating to the amendment of certain provisions of our Articles. See “—Amendment to the Consolidated Articles of Incorporation.”

Indemnification of Officers, Directors and Employees

Under the Delaware General Corporation Law, subject to specified limitations in the case of derivative suits brought by a corporation’s shareholders in its name, a corporation may indemnify any person who is made a party to any third-party action, suit or proceeding on account of being a director, officer, employee or agent of the corporation (or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the person:

•  acted in good faith and in a manner he or she reasonably believed to be in or not opposed to

Pursuant to Luxembourg law on agency, agents are generally entitled to be reimbursed any advances or expenses made or incurred in the course of their duties, except in cases of fault or negligence on their part.

Luxembourg law provisions on agency are generally applicable to the mandate of directors and agents of the company.

Our Articles contain indemnification provisions setting forth the scope of indemnification of our directors and officers. These provisions allow us to indemnify directors and officers against liability (to the extent permitted by law) and expenses reasonably incurred or paid by them in connection with claims, actions, suits or proceedings in which they become involved as a party or otherwise by virtue of

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the best interests of the corporation or, in some circumstances, at least not opposed to its best interests; and

•  in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Delaware corporate law permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged to be liable to the corporation unless the Delaware Court of Chancery or the court in which the action or suit was brought determines upon application that the person is fairly and reasonably entitled to indemnity for the expenses which the court deems to be proper.

To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by Delaware corporate law to indemnify such person for reasonable expenses incurred thereby. Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of that person to repay the amount if it is ultimately determined that that person is not entitled to be so indemnified.

The certificate of incorporation or bylaws frequently provide that rights to indemnification and advancement are mandatory.

performing or having performed as a director or officer, and against amounts paid or incurred by them in the settlement of such claims, actions, suits or proceedings, except in cases of willful malfeasance, bad faith, gross negligence or reckless disregard of the duties of a director or officer. The indemnification extends, inter alia, to legal fees, costs and amounts paid in the context of a settlement. We have entered into indemnification agreements with our directors and executive officers.

Our Articles further provide that we may purchase and maintain insurance or furnish similar protection or make other arrangements, including, but not limited to, providing a trust fund, letter of credit or surety bond on behalf of our directors or officers against any liability asserted against them or incurred by or on behalf of them in their capacity as director or officer.

Pursuant to Luxembourg law, a company is generally liable for any violations committed by employees in the performance of their functions except where such violations are not in any way linked to the duties of the employee.

Shareholder Approval of Business Combinations

Generally, under the Delaware General Corporation Law, completion of a merger, consolidation, or the sale, lease or exchange of substantially all of a corporation’s assets or dissolution requires approval by the board of directors and by a majority (unless the certificate of incorporation requires a higher percentage) of outstanding stock of the corporation entitled to vote.

Under Luxembourg law and our Articles, the board of directors has the widest power to take any action necessary or useful to achieve the corporate object. The board’s powers are limited only by law and the articles of the company.

Any type of transaction that would require an amendment to the Articles, such as a merger, de-merger, consolidation, dissolution or voluntary liquidation, requires generally an extraordinary resolution of a general meeting of shareholders.

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Transactions such as a sale, lease or exchange of substantial company assets generally require only the approval of the board of directors. Neither Luxembourg law nor our Articles contain any provision specifically requiring the board of directors to obtain shareholder approval of the sale, lease or exchange of substantial assets of the company.

The Delaware General Corporation Law also requires a special vote of shareholders in connection with a business combination with an “interested shareholder” as defined in section 203 of the Delaware General Corporation Law. See “—Interested Shareholders” above.	Not applicable.

Shareholder Action Without A Meeting

Under the Delaware General Corporation Law, unless otherwise provided in a corporation’s certificate of incorporation, any action that may be taken at a meeting of shareholders may be taken without a meeting, without prior notice and without a vote if the holders of outstanding stock, having not less than the minimum number of votes that would be necessary to authorize such action, consent in writing. It is not uncommon for a corporation’s certificate of incorporation to prohibit such action.

A shareholder meeting must always be called if the matter to be considered requires a shareholder resolution under Luxembourg law or our Articles.

Pursuant to Luxembourg law, shareholders of a public company may not take actions by written consent. All shareholder actions must be approved at an actual meeting of shareholders held before a notary public or under private seal, depending on the nature of the matter. Shareholders may vote by proxy or depending on circumstances, in writing.

Shareholder Suits

Under the Delaware General Corporation Law, a shareholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself or herself and other similarly situated shareholders where the requirements for maintaining a class action under the Delaware General Corporation Law and applicable court rules have been met. A person may institute and maintain such a suit only if such person was a shareholder at the time of the transaction which is the subject of the suit or his or her shares thereafter devolved upon him or her by operation of law. Additionally, under Delaware case law, the plaintiff generally must be a shareholder not only at the time of the transaction which is the subject of the suit, but also through the duration of the derivative suit. The Delaware General Corporation Law and applicable court rules also require that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile.

Pursuant to Luxembourg law and our Articles, the board of directors has the widest power to take any action necessary or useful to achieve the corporate object. The board’s powers are limited only by law and the Articles of the company.

Luxembourg law generally does not require shareholder approval before legal action may be initiated on behalf of the company. The board of directors has sole authority to decide whether to initiate legal action to enforce the company’s rights (other than, in certain circumstances, in the case of an action against board members).

Shareholders do not generally have authority to initiate legal action on the company’s behalf.

However, the general meeting of shareholders may vote to initiate legal action against directors on grounds that such directors have failed to perform their duties. If a director is responsible for a breach of

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the law or of a provision of the Articles, an action can in addition be initiated by any third party, including a shareholder that has suffered a loss that is independent and separate from the damage suffered by the company. Luxembourg procedural law does not recognize the concept of class actions.

In addition, an action may be brought against the directors on behalf of the company by minority shareholders. This minority action may be brought by one or more shareholders who, at the general meeting which decided upon discharge of such directors, owned securities with the right to vote at such meeting representing at least ten per cent of the votes attaching to all such securities.

Our Articles provide that the competent Luxembourg courts shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a duty owed by any director or officer of the Company to the Company or the Company’s shareholders, (iii) any action asserting a claim against the Company arising pursuant to any provision of the Luxembourg law of August 10, 1915 on commercial companies and the law dated December 19, 2002 concerning the register of commerce and of companies, as well as the accounting and the annual accounts of undertakings or the Company’s Articles and (iv) any action asserting a claim against the Company with respect to its internal affairs, relationship with its shareholders or other holders of interest, its directors, officers, or any action as to its Articles or other constitutional or governing documents.

Distributions and Dividends; Repurchases and Redemptions

The Delaware General Corporation Law permits a corporation to declare and pay dividends out of statutory surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

Pursuant to Luxembourg law, distributions may be made (i) by decision of the general meeting out of available profits (up to the prior year end and after approval of accounts as of the end of and for the prior year) and reserves (including premium) and (ii) by the board of directors as interim dividends (acomptes sur dividendes) out of available profits and reserves (including premium or other reserves).

Furthermore, up to 5% of any net profits generated by the Company must be allocated to a legal reserve that is not available for distribution, until such legal

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reserve is equal to 10% of the Company’s issued share capital.

We may generally only make distributions if the following conditions are met:

•  except in the event of a reduction of the issued share capital, a distribution to shareholders may not be made if net assets on the closing date of the preceding financial year are, or following such distribution would become, less than the sum of the issued share capital plus those reserves which may not be distributed by law or under our Articles.

•  the amount of a distribution to shareholders may not exceed the sum of net profits at the end of the preceding financial year plus any profits carried forward and any amounts drawn from reserves which are available for that purpose, less any losses carried forward and with certain amounts to be placed in reserve in accordance with the law or our Articles.

Interim distributions may only be made if the following conditions are met:

•  interim accounts indicate sufficient funds available for distribution.

•  the amount to be distributed may not exceed total net profits since the end of the preceding financial year for which the annual accounts have been approved, plus any profits carried forward and sums drawn from reserves available for this purpose, less losses carried forward and any sums to be placed in reserves in accordance with the law or the Articles.

•  the board may declare interim distributions no more than two months after the date at which the interim accounts have been drawn up.

•  prior to declaring an interim distribution, the board must receive a report from company auditors confirming that the conditions for an interim distribution are met.

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The amount of distributions declared by the annual general meeting of shareholders shall include (i) the amount previously declared by the board of directors (i.e., the interim distributions for the year in which accounts are being approved), and if proposed (ii) the (new) distributions declared on the annual accounts. Where interim distribution payments exceed the amount of the distribution subsequently declared at the general meeting, any such overpayment shall be deemed to have been paid on account of the next distribution.

Our Articles do permit interim distributions decided by our board of directors.

Under the Delaware General Corporation Law, any corporation may purchase or redeem its own shares, except that generally it may not purchase or redeem these shares if the capital of the corporation is impaired at the time or would become impaired as a result of the redemption. A corporation may, however, purchase or redeem out of capital shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares if the shares are to be retired and the capital reduced.

Pursuant to Luxembourg law, the company (or any party acting on its behalf) may repurchase its own shares and hold them in treasury, provided, except in limited circumstances:

•  the shareholders at a general meeting have previously authorized the board of directors to acquire company shares. The general meeting shall determine the terms and conditions of the proposed acquisition and in particular the maximum number of shares to be acquired, the period for which the authorization is given (which may not exceed five years) and, in the case of acquisition for value, the maximum and minimum consideration;

•  the acquisitions, including shares previously acquired by the company and held by it, and shares acquired by a person acting in his own name but on behalf of the company, may not have the effect of reducing the net assets below the amount of the issued share capital plus the reserves, which may not be distributed by law or under the Articles;

•  the acquisition offer must be made on the same terms and conditions to all the shareholders who are in the same position, except for acquisitions which were unanimously decided by a general meeting at which all the shareholders were present or represented; in addition, listed companies may repurchase their own shares on the stock exchange without an

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acquisition offer having to be made to the shareholders; and

•  only fully paid-up shares may be repurchased.

No prior authorization by shareholders is required (i) if the acquisition is made to prevent serious and imminent harm to the company, provided the board of directors informs the next general meeting of the reasons for and the purpose of the acquisitions made, the number and nominal values or the accounting value of the shares acquired, the proportion of the subscribed capital which they represent and the consideration paid for them; and (ii) in the case of shares acquired by either the company or by a person acting on behalf of the company with a view to redistribute the shares to the staff of the company or of its subsidiaries, provided that the distribution of such shares is made within 12 months from their acquisition.

Luxembourg law provides for further situations in which the above conditions do not apply, including the acquisition of shares pursuant to a decision to reduce the capital of the company or the acquisition of shares issued as redeemable shares. Such acquisitions may generally not have the effect of reducing net assets below the aggregate of subscribed capital and those reserves which may not be distributed by law and are subject to specific provisions on reductions in capital and redeemable shares of Luxembourg law.

Any shares acquired in contravention of the above provisions must generally be re-sold within a period of one year after the acquisition or be cancelled at the expiration of the one-year period.

As long as shares are held in treasury, the voting rights attached thereto are suspended and such shares shall not be taken into account when calculating the quorum and majority in meetings. Further, to the extent the treasury shares are reflected as assets on the balance sheet of the company, a non-distributable reserve of the same amount must be reflected as a liability.

The board of directors may decide to suspend the right to dividends of the shares held by the company in which case the dividend coupons shall remain

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attached thereto. In that case, the distributable profit shall be reduced according to the number of shares held and the sums which should have been allocated shall be retained until the sale of the shares with coupons attached. The company may also maintain the distributable profit at the same amount and allocate it among the shares in respect of which the exercise of rights is not suspended. In the latter case, matured coupons attached to shares held in treasury shall be cancelled.

Our Articles provide that shares may be acquired in accordance with the law. The general meeting of shareholders authorized the acquisition of our own shares as described in “Description of Share Capital—Repurchase of Shares.”

Transactions with Officers or Directors

Under the Delaware General Corporation Law, some contracts or transactions in which one or more of a corporation’s directors has an interest are not void or voidable because of such interest, provided that some conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. Under the Delaware General Corporation Law, either (a) the shareholders or the board of directors must approve in good faith any such contract or transaction after full disclosure of the material facts or (b) the contract or transaction must have been “fair” as to the corporation at the time it was approved. If board approval is sought, the contract or transaction must be approved in good faith by a majority of disinterested directors after full disclosure of material facts, even though less than a majority of a quorum.

There are no rules under Luxembourg law preventing a director from entering into contracts or transactions with the company to the extent the contract or the transaction is in the corporate interest of the company.

Luxembourg Corporate Law prohibits a director from participating in deliberations and voting on a transaction if such director has a direct or indirect financial interest therein conflicting with the interests of the company. The relevant director must disclose his or her interest to the board of directors and abstain from deliberating and voting. The transaction and the director’s interest therein shall be reported to the next succeeding general meeting of shareholders. Where, because of conflicts of interest, the number of directors required by the articles to decide and vote on the relevant matter is not reached, the board of directors may, unless otherwise provided for by the articles, decide to refer the decision on that matter to the general meeting of shareholders.

The preceding provisions do not apply where the decision of the board of directors relates to ordinary business entered into under normal conditions.

Dissenters’ Rights

Under the Delaware General Corporation Law, a shareholder of a corporation participating in some types of major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to	Neither Luxembourg law nor our Articles provide for appraisal rights.

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which the shareholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise have received in the transaction had the shareholder not dissented.

Cumulative Voting

Under the Delaware General Corporation Law, a corporation may adopt in its bylaws that its directors shall be elected by cumulative voting. When directors are elected by cumulative voting, a shareholder has the number of votes equal to the number of shares held by such shareholder times the number of directors nominated for election. The shareholder may cast all of such votes for one director or among the directors in any proportion.	Not applicable. See “—Board of Directors.”

SELLING SHAREHOLDERS

The table below, including the footnotes, lists the selling shareholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of the common shares held by each of the selling shareholders based in part on information provided to us by the selling stockholders. The second column lists the number of common shares beneficially owned by the selling shareholders, based on their respective ownership of common shares, as of November 26, 2018. The selling shareholders are entitled to certain registration rights with respect to the common shares held by them, as described under “Description of Common Shares—Registration Rights Agreements.” In addition, each of the Sponsors is entitled to nominate individuals for election to our board of directors, as described under “Description of Common Shares—Governance Agreement.”

The fourth column lists the common shares being offered by this prospectus by the selling shareholders. The fifth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus. However, because the selling shareholders may sell all or some of their shares under this prospectus from time to time, or in another permitted manner, this may not reflect the actual number of shares that will be sold by the selling shareholders. The percentage of shares owned after the offering are based on 140,058,627 shares of our common shares outstanding as of November 26, 2018, which includes the outstanding common shares offered by this prospectus, plus any options that are currently exercisable or will become exercisable within 60 days of November 26, 2018.

	Prior to the Offering		Number of Common Shares to be Sold Pursuant to this Prospectus	After the Offering (assuming the sale of all shares that may be sold hereunder)
Name of Selling Shareholder	Number of Common Shares Beneficially Owned(1)	Percent of Common Shares Outstanding		Number of Common Shares Beneficially Owned (Without Option)(1)	Percent of Common Shares Outstanding (Without Option)	Number of Common Shares Beneficially Owned (With Option)(1)	Percent of Common Shares Outstanding (With Option)
Serafina S.A.(2)(4)	64,984,207	46.4%	9,441,215	55,542,992	39.7%	55,542,992	40.2%
Funds affiliated with Silver Lake(3)(4)	14,170,685	10.1%	2,058,785	12,111,900	8.6%	12,111,900	8.8%

*	Represents beneficial ownership of less than one percent of shares outstanding.
(1)

The amounts and percentages of our common shares beneficially owned are reported on the basis of regulations of the U.S. Securities and Exchange Commission (the “SEC”) governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of such securities as to which such person has an economic interest.

(2)

The common shares beneficially owned by Serafina S.A. are also beneficially owned by the limited partnerships comprising the fund commonly known as BC European Capital VIII, BC European Capital—Intelsat Co-Investment and BC European Capital—Intelsat Co-Investment 1. CIE Management II Limited is the general partner of, and has investment control over the shares beneficially owned by, each of the limited partnerships comprising the BC European Capital VIII fund that are domiciled in the United Kingdom, BC European Capital—Intelsat Co-Investment, and BC European Capital—Intelsat Co-Investment 1 (collectively, the “CIE Funds”). CIE Management II Limited may, therefore, be deemed to have shared voting and investment power over the common shares beneficially owned by each of the CIE Funds. LMBO Europe SAS is the Geŕant of, and has investment control over the shares beneficially owned by, each of limited partnerships comprising the BC European Capital VIII fund that are domiciled in France (collectively, the “LMBO Funds”). LMBO Europe SAS may, therefore, be deemed to have shared voting and investment power over the common shares beneficially owned by each of the LMBO Funds. Because each of CIE Management II Limited and LMBO Europe SAS is managed by a board of directors, no individuals have ultimate voting or investment control for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Act”), over the shares that may be deemed beneficially owned by CIE Management II Limited or LMBO Europe SAS. The address of Serafina S.A. is 29, avenue de la Porte Neuve, L-2227 Luxembourg. The address of CIE Management II Limited and the CIE Funds is Heritage Hall, Le Marchant Street, St. Peter Port, Guernsey, GY1 4HY, Channel Islands and the address of LMBO Europe SAS and the LMBO Funds is 58-60 Avenue Kleber, Paris, France 75116.
(3)

The 14,170,685 common shares shown in the table above are directly held and beneficially owned by SLP III Investment Holding S.à r.l. and Silver Lake Group, L.L.C. (“SLG”). SLP III Investment Holding S.à r.l. holds 13,892,905 common shares in the table above. SLG holds 277,780 common shares shown in the table above and SLG is not a selling shareholder in this offering. The common shares held of record by SLP III Investment Holding S.à r.l. are beneficially owned by its shareholders Silver Lake Partners III, L.P. (“SLP”) and Silver Lake Technology Investors III, L.P. (“SLTI”). Silver Lake Technology Associates III, L.P. (“SLTA”) serves as the general partner of each of SLP and SLTI and may be deemed to beneficially own the shares directly owned by SLP and SLTI. SLTA III (GP), L.L.C. (“SLTA GP”) serves as the general partner of SLTA and may be deemed to beneficially own the shares directly owned by SLP and SLTI. SLG serves as the managing member of SLTA GP and may be deemed to beneficially own the shares directly owned by SLP and SLTI. The address for each of SLP, SLTI, SLTA, SLTA GP and SLG is 2775 Sand Hill Road, Suite 100, Menlo Park, CA 94025.

(4)

Under the Governance Agreement, Serafina S.A. currently has the right to nominate four directors for election to our board of directors and SLP III Investment Holdings S.à r.l. currently has the right to nominate one director for election to our board of directors. The Governance Agreement also provides that a majority of the directors then in office (or, if the board has delegated such authority, the nomination or similar committee of the board) shall nominate the remaining directors for election to the board, one of whom shall be our non-executive chairman, who is currently Mr. McGlade. Under the terms of the Governance Agreement, each of Serafina S.A., SLP III Investment Holdings S.à r.l. and Mr. David McGlade has agreed to vote all common shares held by such person or entity in favor of the directors nominated under the terms of the Governance Agreement and in furtherance of the removal of any directors by Serafina S.A. or SLP III Investment Holdings S.à r.l. under the terms of the Governance Agreement. As a result, Serafina S.A. and certain related parties named in footnote (2) above, SLP III Investment Holdings S.à r.l. and certain related parties named in footnote (3) above and Mr. David McGlade may be deemed to constitute a “group” that beneficially owns approximately 59.8% of our common shares for purposes of Section 13(d)(3) of the Act. Each of Serafina S.A., SLP III Investment Holdings S.à r.l., their respective related parties and Mr. David McGlade disclaim beneficial ownership of any common shares held by the other parties to the Governance Agreement.

PLAN OF DISTRIBUTION

The selling shareholders may sell the common shares covered by this prospectus from time to time on a continuous or delayed basis, including, without limitation:

•	to or through underwriters, brokers or dealers,

•	through agents,

•	directly to one or more purchasers or other persons or entities,

•	through a combination of these methods or

•	through other means.

The specific plan of distribution, including any underwriters, dealers, agents or other purchasers, persons or entities and any applicable compensation, will be identified in a prospectus supplement or other appropriate filing.

The manner in which the selling shareholders may sell some or all of the common shares covered by this prospectus includes, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers;

•	privately negotiated transactions;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders may also enter into hedging transactions. For example, a selling shareholder may:

•

enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of common shares pursuant to this prospectus, in which case such broker-dealer or affiliate may use common shares received from us or the selling stockholders, as applicable, to close out its short positions;

•	sell securities short and redeliver such shares to close out our or the selling shareholders’ short positions;

•

enter into option or other types of transactions that require us or the selling shareholders, as applicable, to deliver common shares to a broker-dealer or an affiliate thereof, who will then resell or transfer the common shares under this prospectus; or

•

loan or pledge the common shares to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

The selling shareholders may also sell shares under any available exemption to the registration requirements of the Securities Act, including but not limited to Rule 144 under the Securities Act, rather than under this prospectus.

EXPENSES

The following table sets forth the expenses (other than underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation, if any) expected to be incurred by us in connection with a possible offering of the common shares registered under this registration statement. All amounts other than the SEC registration fee are estimates.

Expenses	Amount
U.S. Securities and Exchange Commission registration fee		$31,527.76
Printing and engraving expenses	$	*
Legal and accounting fees and expenses	$	*
Blue sky fees and expenses	$	*
Transfer agent fees and expenses	$	*
Miscellaneous costs	$	*
Total	$	*

*

Estimated fees and expenses are not presently known. If required, to be provided by a prospectus supplement or as an exhibit to a Report on Form 6-K that is incorporated by reference into this prospectus.

LEGAL MATTERS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, certain legal matters in connection with the offerings pursuant to this prospectus relating to U.S. law will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. The validity of the common shares offered by this prospectus and other legal matters concerning offerings pursuant to this prospectus relating to Luxembourg law will be passed upon for us by Elvinger Hoss Prussen, société anonyme, Luxembourg.

EXPERTS

The consolidated financial statements of Intelsat S.A. as of December 31, 2016 and 2017, and for each of the years in the three-year period ended December 31, 2017, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

SERVICE OF PROCESS AND ENFORCEMENTS OF LIABILITIES

The Company is incorporated and currently existing under the laws of Luxembourg. In addition, certain of the directors and officers of the Company reside outside of the United States, and most of the assets of the Company and some of the assets of its directors and officers are located outside the United States. As a result, it may be difficult for investors to effect service of process on the Company or on those persons not located in the United States or to enforce in the United States judgments obtained in U.S. courts against the Company or those persons based on the civil liability provisions of the U.S. securities laws or other laws. Uncertainty exists as to whether courts in Luxembourg will enforce judgments obtained in other jurisdictions, including the United States, against the Company or its directors or officers under the securities or other laws of those jurisdictions or entertain actions in those jurisdictions against the Company or its directors or officers under the securities or other laws of those jurisdictions.

Luxembourg

It may be possible to effect service of process within Luxembourg upon the Company and its directors and officers, provided that The Hague Convention on the Service Abroad of Judicial and Extrajudicial Documents in Civil or Commercial Matters of November 15, 1965 is complied with.

We have been advised by Elvinger Hoss Prussen, société anonyme, our Luxembourg counsel, that the traditional requirements for a valid, final (non-appealable) and conclusive judgment against the Company existing under Luxembourg law in any civil or commercial suit, action or proceeding arising out of or in connection with the securities obtained from a court of competent jurisdiction in the United States, which judgment remains in full force and effect after all appeals as may be taken in the relevant state or federal jurisdiction with respect thereto have been taken, to be entered and enforced through a court of competent jurisdiction of Luxembourg may be the following (subject to compliance with the enforcement procedures set forth in the relevant provision of the Luxembourg New Code of Civil Procedure (Nouveau Code de Procédure Civile) and Luxembourg case-law, which may evolve):

•

the U.S. court awarding the judgment has jurisdiction to hear and adjudicate the respective matter under its applicable laws, and such jurisdiction is recognized by Luxembourg international private law and local law;

•	the judgment is final and duly enforceable (executoire) in the jurisdiction where the decision is rendered;

•	the U.S. court has applied the substantive law as designated by the Luxembourg conflict of laws rules;

•	the U.S. court acted in accordance with its own procedural laws;

•

the judgment was granted in compliance with the rights of the defendant in particular, following proceedings where the counterparty had the opportunity to appear, and if it appeared, to present a defense; and

•

the judgment does not contravene international public policy rules as understood under the laws of Luxembourg and has not been given in proceedings of a criminal, penal or tax nature or rendered subsequent to an evasion of Luxembourg law (fraude à la loi).

If an original action is brought in Luxembourg, without prejudice to specific conflict of law rules, Luxembourg courts may refuse to apply the designated law: (i) if the choice of such foreign law was not made bona fide; (ii) if the foreign law was not pleaded and proved; or (iii) if pleaded and proved, such foreign law was contrary to mandatory Luxembourg laws or incompatible with Luxembourg public policy rules. In an action brought in Luxembourg on the basis of U.S. federal or state securities laws, Luxembourg courts may not have the requisite power to grant the remedies sought.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act, with respect to the common shares offered by this prospectus. However, as is permitted by the rules and regulations of the SEC, this prospectus, which is part of our registration statement on Form F-3, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information about us, and the common shares offered by this prospectus, please refer to the registration statement.

Intelsat is subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. In accordance with the Exchange Act, Intelsat files reports, including annual reports on Form 20-F. Intelsat also furnishes to the SEC under cover of Form 6-K material information required to be made public in Luxembourg, filed with and made public by any stock exchange or distributed by Intelsat to our shareholders.

The registration statement on Form F-3 of which this prospectus forms a part, including the exhibits and schedules thereto, and reports and other information filed by us with the SEC may be inspected without charge and copied at prescribed rates at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material are also available by mail from the Public Reference Section of the SEC, at 100 F. Street, N.E., Washington D.C. 20549, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as Intelsat, that file electronically with the SEC (http://www.sec.gov).

As a foreign private issuer, Intelsat is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders and our officers, directors and principal shareholders are exempt from the “short-swing profits” reporting and liability provisions contained in Section 16 of the Exchange Act and related Exchange Act rules. In addition, Intelsat is not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with the SEC. This means that we can disclose important information to you by referring to those documents and later information that we file with the SEC. The information that we incorporate by reference is an important part of this prospectus. We incorporate by reference the following documents and any future filings that we make with the SEC under Sections 13(a), 13(c) and 15(d) of the Exchange Act, as amended, until we complete the offerings using this prospectus:

•	Intelsat’s Annual Report on Form 20-F for the fiscal year ended December 31, 2017, filed on February 26, 2018;

•

Intelsat’s reports on Form 6-K furnished to the SEC on January 2, 2018, March 2, 2018, March 16, 2018, April 2, 2018, May 1, 2018 (containing Intelsat’s Quarterly Report for the three months ended March 31, 2018), Exhibit 99.2 of Intelsat’s Report on Form 6-K furnished to the SEC on May 1, 2018 (containing Intelsat’s quarterly commentary on Intelsat’s first quarter 2018 results), June 11, 2018 (other than Exhibit 99.1), June 14, 2018 (other than Exhibit 99.1), June 19, 2018, June 22, 2018, July 31, 2018 (containing Intelsat’s Quarterly Report for the three and six months ended June 30, 2018), Exhibit 99.2 of Intelsat’s Report on Form 6-K furnished to the SEC on July 31, 2018 (containing Intelsat’s quarterly commentary on Intelsat’s second quarter 2018 results), August 1, 2018 (other than Exhibit 99.1), August 2, 2018 (other than Exhibit 99.1), August 16, 2018, September 5, 2018 (other than Exhibit 99.1), September 6, 2018 (other than Exhibit 99.1), September 10, 2018 (other than Exhibit 99.1), September 19, 2018, October 2, 2018 (other than Exhibit 99.1), October 3, 2018 (other than Exhibit 99.1), October 17, 2018, October 29, 2018, October 30, 2018 (containing Intelsat’s Quarterly Report for the three and nine months ended September 30, 2018), Exhibit 99.2 of Intelsat’s Report on Form 6-K furnished to the SEC on October 30, 2018 (containing Intelsat’s quarterly commentary on Intelsat’s third quarter 2018 results), November 2, 2018 and November 8, 2018 (other than Exhibit 99.1).

•

The description of our common shares found in Form 8-A, as filed with the SEC on April 15, 2013 (Commission File No. 001-35878), under the heading “Description of Securities to be Registered” including any subsequent amendment or any report filed for the purpose of updating such description.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Information in later documents that is incorporated by reference will automatically update and supersede information in earlier documents in this prospectus.

We will provide without charge, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, except for exhibits unless they are specifically incorporated by reference in such documents. Requests should be directed to the following address:

Intelsat S.A.

4, rue Albert Borschette

L-1246 Luxembourg

Grand Duchy of Luxembourg

+352 27-84-1690